                                                                   EXHIBIT 10.77






                        -----------------------------

                               JUPITER-I, L.P.
                       (a Delaware limited partnership)

                        -----------------------------




            AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP




                        -----------------------------

                        Dated as of December 18, 1996

                        -----------------------------

                              Table of Contents

                                  ARTICLE I



                             DEFINED TERMS............................  1

                                  ARTICLE II


     CONTINUATION; NAME AND PLACE OF BUSINESS; TERM; ETC.............. 17


2.01.......................................... Formation and Continuation     17
2.02................................................................ Name     17
2.03............................................................. Purpose     17
2.04................................................... Place of Business     17
2.05................................................................ Term     17
2.06.............................. Registered Agent and Registered Office     17
2.07..................................... Application of the Delaware Act     18
2.08............................. Partnership only for Purposes Specified     18
2.09................................... Co-Partnership for Joint Business     18

                                 ARTICLE III


                             MANAGEMENT.................................. 19


3.01............................. Management and Control of the Partnership   19
3.02...................................... Authority of the General Partner   19
3.03.................. Restrictions on the Authority of the General Partner   21
3.04......................... Duties and Obligations of the General Partner   24
3.05...................... Restrictions on the Authority of the Partnership   25
3.06......................................... Title to Partnership Property   25
3.07............................................. Liability of the Partners   25
3.08.............................................. Liability to the Partners  26
3.09........................................................ Indemnification  26
3.10............................................................... Expenses  26
3.11........................................ Permitted Temporary Investments  27
3.12................................................ Delegation of Authority  27
3.13................................. Business and Assets of General Partner  28

                                  ARTICLE IV

               ADMISSION TO PARTNERSHIP; CAPITAL CONTRIBUTIONS;
                             CONDITIONS PRECEDENT......................  29


4.01.......................................... Admission of Limited Partner   29
4.02................................................. Capital Contributions   29
4.03.................................................. Conditions Precedent   30
4.04......................................... Withdrawal; Return of Capital   30

                                  ARTICLE V

             DISTRIBUTIONS AND ALLOCATIONS; CAPITAL ACCOUNTS............ 31

5.01................................................. Monthly Distributions   31
5.02............................................... Quarterly Distributions   32
5.03................................. Distributions of Disposition Proceeds   33
5.04........................................ Allocation of Profit and Loss.   34
5.05...................................................... Capital Accounts   36
5.06........................................................... Withholding   37
5.07........................... Allocations for Federal Income Tax Purposes   37
5.08........................................................ Disputed Items   38

                                  ARTICLE VI

              RECORDS; REPORTS TO THE PARTNERS; TAX MATTERS............  39

6.01................................................ Records and Accounting   39
6.02...................................................... Audit and Report   39
6.03........................................................... Fiscal Year   41
6.04......................................................... Other Reports   41
6.05............................................................ Tax Audits   41
6.06......................................................... Tax Elections   42

                                 ARTICLE VII

                  ASSIGNMENTS, SALES OR OTHER DISPOSITIONS;
                           WITHDRAWAL OF PARTNERS .....................  43

7.01.................. Assignments, Sales or Other Dispositions by Partners   43
7.02................................................ Withdrawal of Partners   45


7.03...................................................... Void Assignments   45

                                 ARTICLE VIII

                       DISSOLUTION OF THE PARTNERSHIP;
                     DEATH, INSOLVENCY, ETC. OF PARTNER................  46


8.01........................................................... Dissolution   46
8.02.......................................... Distributions on Liquidation   47
8.03...................... Redemptions at the Option of the Limited Partner   50
8.04........................................ Redemption Upon Certain Events   55
8.05.......................................... Actions Upon a Trigger Event   56
8.06............................................ HSR Delays in Registration   56
8.07........................................... Purchases of Company Shares   57

                                  ARTICLE IX

                             MISCELLANEOUS.............................  58

9.01..................................................... Binding Agreement   58
9.02........................................................ Applicable Law   58
9.03................................................................ Gender   58
9.04............................................................... Notices   58
9.05..................................................... Power of Attorney   58
9.06.......................................... Additional Limited Partners.   58
9.07.......................................... Entire Agreement; Amendments   60
9.08......................................................... Force Majeure   60
9.09............................................... Consent to Jurisdiction   60
9.10.......................................................... Counterparts   60

Schedule A     Partners; Capital Contributions
Schedule B     Properties; Capital Values of Properties
Schedule C     Computation of Collateral Values and Net Equity Values

Schedule D     Computation of Pro Forma Priority Distribution
Schedule E     Information to Be Furnished by the Partnership

Exhibit A      Company Agreement
Exhibit B      Letter Agreement

                               JUPITER-I, L.P.

                             AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP

     AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP dated as of December 18, 1996 of JUPITER-I, L.P. among AJ One Limited Partnership, a limited partnership organized under the laws of the State of Delaware, as general partner, and Yugenkaisha Sankyo Sekiyu, a corporation organized under the laws of Japan, as limited partner.

     WHEREAS, the Partnership was formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act pursuant to a certificate of limited partnership dated March 27, 1996, and filed with the Secretary of State of the State of Delaware (the "Certificate of Limited Partnership");

     WHEREAS, in order to provide for the governance of the Partnership and to set forth in detail the rights and duties of the parties relating to the Partnership, the parties entered into an Agreement of Limited Partnership dated as of March 27, 1996 (the "Original Agreement"); and

     WHEREAS, the parties wish to amend the provisions of the Original Agreement in certain respects and to continue the Original Agreement, as so amended, in full force and effect, without interruption;

     WHEREAS, to evidence the Original Agreement as so amended, the parties desire to execute and deliver this Amended and Restated Agreement of Limited Partnership, which is to supercede the Original Agreement,

     NOW, THEREFORE, in consideration of the mutual promises and agreements made herein, the parties, intending to be legally bound, hereby agree as follows:

                                  ARTICLE I

                                DEFINED TERMS

     The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings set forth in this Article I. All such terms which relate to accounting matters shall be interpreted in accordance with generally accepted accounting principles in effect from time to time except as otherwise specifically provided herein.

     "Adjusted Capital Contribution" means, for each Partner at any specified time, such Partner's Capital Contribution reduced, in the case of the Limited Partner, by the Limited Partner's Aliquot Share of the Limited Partner's Capital Contribution distributed to the Limited Partner pursuant to Section 5.03(b)(i), and, in the case of the General Partner, by the excess of the total amount distributed to the General Partner pursuant to Section 5.03(b)(ii) over the General Partner's Aliquot Share of the General Partner's Priority Distribution and its Aliquot Share of its Pro Forma Priority Distribution distributable to the General Partner pursuant to Sections 5.01 and 5.02 (whether or not theretofore distributed, it being recognized that the General Partner's Priority Distribution and Pro Forma Distribution is payable only with respect to the calendar year in which the distribution pursuant to Section 5.03(b)(ii) is made), to, but not including, such specified time.

     "Adjusted Distributable Cash From Operations" means, with respect to the applicable period of measurement, the Distributable Cash From Operations for such period reduced by any amounts set aside by the Property Partnership during such period for the Reserve Fund.

     "Affiliate" means, with respect to a specified person, any person that directly or indirectly controls, is controlled by, or is under common control with, the specified person.

     "Agreement" means this Amended and Restated Agreement of Limited Partnership, as supplemented, amended or restated from time to time in accordance with the terms hereof, which amends and restates, and supercedes in its entirety the Original Agreement, as of the date hereof.

     "Aliquot Share," in connection with the Disposition of a Property, or any of the incidents of such Disposition, has the following meanings:

     (a) when used with reference to the portion of a Partner's Capital Contribution or Capital Account allocable to such Property, the product of (i) such Partner's Capital Contribution or such Partner's Capital Account at the time of reference thereto, as the case may be, multiplied by (ii) a fraction the numerator of which is the Capital Value of such Property and the denominator of which is the Capital Value of all of the Existing Properties (including such Property);

     (b) when used with reference to the portion of any prior distribution of Distributable Cash From Operations attributable to such Property, the product of (i) that portion of each prior distribution to the Partners pursuant to Sections 5.01(a)(i) and (ii), 5.02(a)(i), (ii), (iii) and (iv), and 5.02(b)
that was not attributable to Other Distributable Proceeds from the Properties (in each case computed on the assumption that amounts attributable to Other Distributable Proceeds are the last amounts distributed) multiplied by (ii) a fraction, the numerator of which is the Capital Value of such Property and the denominator of which is the Capital Value of all of the Existing Properties (including such Property); provided, however, that if a Disposition occurs during any accounting period of the Partnership (rather than at the beginning or end of a period for which determinations are customarily made by the Partnership), the product determined as provided in this paragraph (b) with respect to such accounting period shall, to the extent necessary, be interpolated based on information customarily available to the Partnership (which may be information as of the close of the prior accounting period) and the number of days in such accounting period prior to and subsequent to such Disposition; and

     (c) when used with reference to the portion of any prior distribution of Other Distributable Proceeds attributable to such

Property, the amount of each prior distribution to the Partners pursuant to Section 5.01 and/or Section 5.02 actually attributable to Other Distributable Proceeds with respect to such Property, in each case computed on the assumption that amounts attributable to Other Distributable Proceeds are the last amounts distributed.

     "Amendment" means the Amendment and Waiver dated as of March 26, 1996 to the Property Partnership Agreement.

     "Applicable Percentage" means 0%, if the Coverage is equal to or greater than 1.25 to one; 25%, if the Coverage is less than 1.25 to one but greater than or equal to 1.20 to one; 50%, if the Coverage is less than 1.20 to one but greater than or equal to 1.15 to one; 75%, if the Coverage is less than 1.15 to one but greater than or equal to 1.10 to one; and 100%, if the Coverage is less than 1.10 to one.

     "Assets" means all property of the Partnership, including, but not limited to, the Property Partnership Interest, and cash and any securities received from the Property Partnership.

     "Average Market Price" means, as of any specified date, the average of the Closing Prices for the Company Shares for the 20 trading days immediately prior to such specified date.

     "Bankruptcy Law" means any Federal or State bankruptcy, insolvency, reorganization or other similar law, including the Bankruptcy Reform Act of 1978, as amended (or any corresponding provision of succeeding law).

     "Capital Account" means the account of each Partner as described in
Section 5.05.

     "Capital Contribution" means, for the Limited Partner, the aggregate amount of money contributed by the Limited Partner (or the predecessor holder of the Interest of the Limited Partner) to the Partnership, as provided in
Section 4.02(a), and, for the General Partner, the agreed value of the limited partnership interests contributed by the General Partner, net of the related return of capital to the General Partner (or the predecessor holder of the Interest of the General Partner) to the Partnership, as provided in Section 4.02(b).

     "Capitalized Lease" means any lease of any property (real, personal or mixed), the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee or to be otherwise disclosed as such in a note to such balance sheet and "Capitalized Leases" means all of the Capitalized Leases of such lessee, collectively.

     "Capitalized Lease Obligations" with respect to any Person, means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

     "Capital Value" of a Property means the fair market value of such Property as of the Closing Date, as set forth for the Properties on Schedule B hereto.

     "Closing Date" means the date on which the Partners make their Capital Contributions pursuant to Section 4.02(a) and (b).

     "Closing Price" of the Company Shares on any day means (a) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the New York Stock Exchange, or (b) if the Company Shares are not then listed on the New York Stock Exchange, but are admitted to trading on the NASDAQ National Market System, the last sale price, or, in case no sale takes place on such day, the average of the high bid and low asked prices, in either case as reported by the NASDAQ National Market System, or (c) if the Company Shares are not then listed on the New York Stock Exchange or admitted to trading on the NASDAQ National Market System, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Company Shares are listed or admitted to trading, or (d) if the Company Shares are not listed or admitted to trading on any national securities exchange or the NASDAQ National Market System, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or, if such system is no longer in use, the principal other automated quotations system that may then be in use, or (e) if the Company Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by such professional market maker making a market in the Company Shares as shall be selected from time to time by the General Partner; provided, however, that in connection with the liquidation of the Partnership or any Redemption of the Limited Partner's Interest after the occurrence of any event of the type referred to in Sections 8.03(d)(i)(A), (B), (C) or (D), the Closing Prices (and, accordingly, Average Market Prices) of the Company Shares shall be adjusted to reflect the effect of such events as if all of such events had occurred prior to the date or dates as of which Closing Prices or Average Market Prices are to be determined.

     "Code" means the Internal Revenue Code of 1986, as amended (or any succeeding law).

     "Collateral Value" means, at the time of reference thereto, the amount derived by dividing the Net Operating Income of the Property Partnership by 0.0812908; provided, however, that, in connection with the determination of the Collateral Value of the remaining Properties of the Property Partnership after the Disposition of a Property, the reference to Net Operating Income shall mean the pro forma Net Operating Income of the Property Partnership restated to remove the contribution of the disposed of Property.

     "Company" means Ambassador Apartments, Inc., a corporation organized under the laws of the State of Maryland.

     "Company Agreement" means the Agreement and Undertaking, in the form attached as Exhibit A hereto and dated as of the Closing Date, among the Company, Investor, the Partnership and the General

Partner, and as from time to time amended in accordance with the terms thereof.

     "Company Shares" means the common stock, par value $0.01 per share, of the Company.

     "Coverage" means, as of any date of determination, the ratio of Other Partnerships' EBITDA during the most recent four (4) fiscal quarters of the Other Partnerships to Other Partnerships' Interest Expense during such period.

     "Covered Transaction" means the merger or consolidation of the Company with or into any Person, other than any Related Party (whether or not the Company is the surviving Person), or the sale, transfer (by lease, license, or conveyance of the use of or the beneficial interest in any property), conveyance or other disposition, in one transaction or a related series of transactions, of all or substantially all of the assets of the Company or the Company consensually becoming a party to a transaction or a series of related transactions in which at least 50% of the Company Shares are acquired by any Person or any Persons who together constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934.

     "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act (6 Del. C. Section 17-101 et seq.) as now in effect and hereafter amended.

     "Depreciation" means an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or period for Federal income tax purposes; provided, however, where an asset of the Partnership or the Property Partnership has an adjusted basis for Federal income tax purposes that differs from its adjusted "book" basis either because the Capital Value of a Property differs from the Partnership's or the Property Partnership's tax basis as of the date hereof or as a result of a revaluation pursuant to Section 5.05(c) of this Agreement or pursuant to the Property Partnership Agreement, "Depreciation" shall be computed in accordance with Regulation Section 1.704-(b)(2)(iv)(g)(3).

     "Disposition" means any sale, condemnation, destruction or other transfer or disposition (including by lease or license) of a Property or any other similar event or transaction that results in the loss or conversion by the Property Partnership of all or substantially all of the benefits and rights of ownership of such Property; provided, however, that a Disposition shall not include (i) any sale or other disposition of assets that are insubstantial in amount and are, in the ordinary course of business, sold or abandoned in connection with maintenance or repair of any Property; or (ii) the sale, condemnation or other transfer of any insubstantial right in connection with any Property if the use and enjoyment of such Property by the Property Partnership are not diminished or impaired as a result thereof.

     "Distributable Cash From Operations" means, with respect to the applicable period of measurement, the excess, if any, (a) of the sum of (i) the "Net Cash Flow" (as that term is defined in the Property Partnership Agreement) distributed to the Partnership by the Property Partnership during such period, increased, to the extent deducted in the determination of the amount of such Net Cash Flow, by any amounts set aside during such period for the Reserve Fund and reduced by (A) the amount of any Reserve Fund Interest included in such Net Cash Flow, (B) the amount of the annual facility fees paid by the Property Partnership during such period in connection with the letters of credit that back the long-term debt of the Property Partnership, to the extent that (x) such letters of credit apply to the remaining term of the Partnership and (y) such fees were not deducted in the determination of the amount of such Net Cash Flow, and (C) the amount set aside by the Property Partnership during such period for reserves for capital expenditures, to the extent such amounts were not deducted in the determination of the amount of such Net Cash Flow, plus
(ii) any interest earned during such period on Partnership funds pursuant to
Section 3.11, plus (iii) any amounts no longer required as reserves pursuant to
Section 3.10(b), over (b) any amounts applied or set aside by the Partnership during such period to pay or provide for the payment of Partnership expenses pursuant to and in accordance with Sections 3.10 and 3.11.

     "Distributable Disposition Proceeds" means the excess of the cash receipts from the Disposition of a Property (including amounts not required as or released from reserves created in connection with such Disposition) over the aggregate of (a) the expenses of such Disposition (including, but not limited to, sales commissions paid to Persons other than Affiliates of the General Partner, legal expenses, accounting fees, appraisal and engineering fees, and transfer taxes in connection with the Disposition of such Property), (b) all debts and other obligations of the Property Partnership discharged or required to be discharged in connection with such Disposition, (c) in connection with any condemnation or destruction of a Property, any cash paid or to be paid from condemnation awards or insurance recoveries for permitted replacement or restoration of the affected Property, (d) reasonable reserves created by the Property Partnership or the Partnership for taxes, debt service, obligations, liabilities, repairs, replacements and other expenses required to be paid in connection with such Disposition or the affected Property, and (e) reasonable reserves created by the affected Property Partnership or the Partnership with respect to post-closing price adjustments and similar contingencies relating to the purchase price.
     "Effective Date" has the meaning given in Section 8.03(b).

     "Exchange Act" means the Securities Exchange Act of 1934 (or any succeeding law).

     "Excludable Shares" means (a) Company Shares that are issuable upon the exercise of rights, options or warrants outstanding on the date of this Agreement to purchase Company Shares, or the conversion or exchange of securities outstanding on the date of this Agreement that are convertible into or exchangeable for Company Shares, or upon the satisfaction of conditions specified in incentive compensation agreements in effect on the date of this Agreement, at a price less than the Average Market Price at the date of the issuance of such rights, options, warrants or convertible securities or the grant of rights under such agreements, as the case may be, and (b) Company Shares that are issuable upon the exercise of rights, options or warrants to purchase Company Shares, or upon the satisfaction of conditions specified in incentive compensation agreements, or pursuant to employee compensation and benefit plans and arrangements (including arrangements for compensation of directors), adopted by the Company after the date of this Agreement, at a price less than the Average Market Price at the date of the issuance of such rights, options or warrants, or the grant of rights under such agreements, plans or arrangement, as the case may be; provided, however, that, while the Company shall not be under any constraint as to the number of Company Shares issuable or issued pursuant to such rights, options, warrants, agreements and plans, not in excess of 1% of the total number of Company Shares outstanding as any particular time shall be treated as Excludable Shares.

     "Existing Properties" means, at any specified time, all Properties that, to but not including such time, have not been the subject of a completed Disposition.

     "FNMA" means Federal National Mortgage Association, a corporation organized and existing under the Federal National Mortgage Association Charter Act.

     "Freely Transferable Shares" means, when used with reference to Company Shares distributable to the Limited Partner pursuant to Article VIII upon liquidation of the Partnership or Redemption of the Limited Partner's Interest, Company Shares that, as of the date of delivery, (a) are registered under the Securities Act, and registered or qualified under the "blue sky" or securities laws of the several states of the United States, in accordance with the provisions of the Company Agreement, such that the Limited Partner will be free immediately to resell such Company Shares in the open market, and (b) are listed or admitted to trading on the principal national securities exchange on which the Company Shares are listed or admitted to trading or, if the Company Shares are not then listed or admitted to trading on a national securities exchange but are admitted to trading on the NASDAQ National Market, on the NASDAQ National Market, and (c) the delivery of which to, and the ownership and transfer of which by, the Limited Partner is not prohibited or restricted by the Articles of Incorporation and/or By-laws of the Company; provided, however, that the provisions of this clause (c) shall not affect or require the suspension of any provision of the Articles of Incorporation and/or By-laws of the

Company if and to the extent such prohibition or restriction is a result of the direct or indirect ownership by a member of the Investor group of Company Shares (without the prior written consent of the Company) other than those distributed to the Limited Partner upon liquidation of the Partnership or Redemption of the Limited Partner's Interest; and provided further, however, that if and to the extent such prohibition or restriction is a result of the direct or indirect ownership by any member of the Investor Group of Company Shares (without the prior written consent of the Company) other than those so distributed, Freely Transferable Shares, Company Shares, and all terms of similar import shall include any shares of Excess Common Stock (as defined in the Company's Articles of Incorporation) delivered to the Limited Partner in place of any shares of Company Shares in connection with any such distribution. In order for the Company to qualify as a "real estate investment trust" under the Code, the Company's Amended and Restated Articles of Incorporation contains certain restrictions, applicable to all purchasers of Company Shares, on the acquisition and ownership of Company Shares, and the certificates representing and evidencing Company Shares bear a legend referring to such restrictions. Neither the existence of such restrictions nor the fact that the certificates for Company Shares bear such legend, of themselves, prevent Company Shares from being Freely Transferable Shares.

     "Funds From Operations" means the income of the Company, excluding gains or losses from debt restructuring and sales of property, provision for losses, and real estate-related depreciation and amortization (excluding amortization of financing costs).

     "GAAP" means generally accepted accounting principles in effect in the United States from time to time.

     "General Partner" means AJ One Limited Partnership, a Delaware limited partnership the general partner of which is AJ One, Inc., and the limited partner of which is Ambassador Apartments, L.P., a Delaware limited partnership, and any other Person who, at the time of reference thereto, is admitted as a successor general partner of the Partnership in accordance with the provisions of Article VII, in such Person's capacity as a general partner of the Partnership.

     "Indebtedness" means, at the time of reference thereto, the outstanding principal amount of (a) any indebtedness of the Property Partnership or secured by the Properties, or any of them; (b) obligations of the Property Partnership as lessee under leases that are or, under generally accepted accounting principles, should be classified as capital leases; (c) obligations (contingent or otherwise) of the Property Partnership with respect to bankers' acceptances or letters of credit; and (d) obligations of the Property Partnership (contingent or otherwise) under direct or indirect guaranties with respect to, or to purchase or otherwise acquire, or otherwise to assure a creditor against loss with respect to, indebtedness or obligations of others of the type referred to the foregoing clauses (a), (b) and (c). In determining the outstanding principal amount of any Indebtedness at any time, the then nominal outstanding principal amount shall be reduced by any amounts then set aside in a sinking fund or reserve (including the Reserve Fund) for the payment thereof.
     "Indemnified Person" has the meaning given in Section 3.09.

     "Interest" means the entire ownership interest of a Partner in the Partnership at any particular time, including the rights and obligations of such Partner under this Agreement and the Delaware Act. Reference to a specified percentage, or a majority, in Interest of the Partners or a class of Partners means Partners whose aggregate Partnership Percentages represent at least such specified percentage, or more than 50%, as the case may be, of the aggregate Partnership Percentages of all Partners or such class of Partners, as the case may be.

     "Internal Rate of Return" means that rate of interest at which the present value of specified distributions to the Limited Partner (or the Aliquot Share of such distributions), discounted annually on the basis of a 360-day year of twelve 30-day months, from the time of the making of such distribution to the Closing Date equals the amount of the Limited Partner's Capital Contribution (or an Aliquot Share of the Limited Partner's Capital Contribution).

     "Investor" means Yugenkaisha Sankyo Sekiyu, in its individual capacity and not in its capacity as a limited partner.

     "Investor Group" means (i) the Investor, (ii) any corporation or other legal entity at least 75% of the voting stock or other voting interest in which is owned, directly or indirectly, by the Investor, (iii) any corporation or other legal entity that, directly or indirectly, owns at least 75% of the voting stock of the Investor, and (iv) any adult individuals who, alone or with other members of the same family, directly or indirectly, own at least 75% of the voting power and beneficial interest in the equity securities of the Investor.

     "Letter Agreement" means the amended and restated letter undertaking, in the form of Exhibit B hereto, of the general partner of the Property Partnership.

     "Limited Partner" means each Person that is, at the time of reference thereto, a party to this Agreement, and has been admitted to the Partnership as a limited partner in accordance with the provisions of Article VII or the proviso to Section 8.01, in such Person's capacity as a limited partner of the Partnership.

     "Limited Partner's Share" means, when used with reference to the Net Equity Value of the Properties remaining after a Disposition, the amount that would be distributable to the Limited Partner if, immediately after such Disposition, the Interest of the Limited Partner were redeemed pursuant to
Section 8.03(c)(i).

     "Loss" means, for each Partnership Tax Year or other period, an amount equal to the Partnership's items of taxable deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:
          (a) Any expenditures of the Partnership or the Property Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of Loss;

          (b) Loss resulting from any disposition of an asset of the Partnership or the Property Partnership with respect to which gain or loss is recognized for Federal income tax purposes will be computed by reference to the "book" basis of such asset, notwithstanding that the adjusted tax basis of such property may differ from its "book" basis;

          (c) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period as determined in accordance with Regulation Section
     1.704-1(b)(2)(iv)(g);

          (d)  Any items deduction and loss specially allocated pursuant to
     Section 5.07 shall not be considered in determining Loss; and

          (e) Any increase to Capital Accounts as a result of any adjustment to the "book" basis of the Partnership or the Property Partnership pursuant to Regulation Section 1.704-1(b)(2)(iv)(g) shall constitute an item of Loss.

     "Master Agreement" means the Master Reimbursement Agreement (Pool 2 Properties) dated as of December 1, 1996, by and between FNMA and the Property Partnership, as amended, supplemented, modified or restated from time to time in accordance with its terms.

     "NASD" means the National Association of Securities Dealers, Inc. or any successor self-regulatory organization.

     "NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotation System, or any successor automated quotation system of the NASD.

     "Net Equity Value" means, at the time of reference thereto, the then Collateral Value less all Indebtedness at the time. The computation of the Collateral Value and the Net Equity Value as of the Closing Date (reflecting all of the Properties as of the Closing Date) is set forth on Schedule C to this Agreement.

     "Net Operating Income" means net income from operations of the Property Partnership for financial reporting purposes, determined in accordance with generally accepted accounting principles, for the 12 calendar months next preceding the time of determination, plus (a) interest expense actually deducted in determining such net income for such period, (b) fees (including the annual facility fees paid by the Property Partnership in connection with the letters of credit that back the long-term debt of the Property Partnership) and similar periodic charges on or with respect to Indebtedness of the Property Partnership actually deducted in determining such net income for such period, and (c) income taxes actually deducted in determining such net income for such period minus (i) to the extent not reflected in the determination of such net income for such period, provision in the period for a reserve for capital expenditures in the amount of $200 per unit for the Properties other than the Windridge Apartments Property and the Mountain View Apartments Property and $250 per unit for the Windridge Apartments Property and the Mountain View Apartments Property, (ii) if the vacancy factor, on a portfolio basis, of the Properties is less than 5%, such amount as will as nearly as practicable adjust the revenues and operating expenses of the Property Partnership to what they would have been had the vacancy factor, on a portfolio basis, of the Property Partnership been 5% and (iii) to the extent not reflected in the determination of such net income for such period, a management fee of 5% of the gross rentals of the Property Partnership for such period.

     "Other Distributable Proceeds" means the excess of the cash receipts from a Refinancing or an Other Event (including amounts not required as or released from reserves created in connection with any Refinancing or Other Event) over the aggregate of (a) the expenses of such Refinancing (including fees and prepaid financing expenses in connection with such Refinancing), (b) the refinanced indebtedness (including principal, prepayment penalties, yield maintenance charges, and accrued interest) and all other debts and obligations of the Property Partnership discharged or required to be discharged in connection with such Refinancing or such Other Event, (c) in connection with any damage or insurance recoveries or condemnation awards, cash paid or to be paid in connection with permitted repairs or replacements of the affected Property, (d) reasonable cash reserves created by the general partner of the Property Partnership for taxes, debt service, obligations, liabilities and other expenses required to be paid in connection with such Refinancing or such Other Event.

     "Other Event" means any event (such as partial condemnation of or damage to a Property) relating to a Property or the Property Partnership's interest therein and not in the ordinary course of business, other than a Refinancing or Disposition of such Property.

     "Other Partnerships" means Ambassador VIII, L.P., a Delaware limited partnership, and Williamsburg Limited Partnership, an Illinois limited partnership.

     "Other Partnerships' EBITDA" means, for any period, without duplication, the following, all as determined in conformity with GAAP:

          (a) Other Partnerships' Net Income increased, to the extent deducted in determining Other Partnerships' Net Income, by the amount of
     (i) Other Partnerships' Interest Expense, (ii) the aggregate charges against income for all federal, state and local taxes for each of the Other Partnerships, (iii) the aggregate depreciation expenses for each of the Other Partnerships, (iv) the aggregate amortization expenses for each of the Other Partnerships, (v) the aggregate of other non-cash charges and expenses for each of the Other Partnerships, and (vi) the aggregate of any losses (other than non-cash losses) arising outside of the ordinary course of business for each of the Other Partnerships, less

          (b) any gains arising outside of the ordinary course of business which have been included in the determination of Other Partnerships' Net Income.

     "Other Partnerships' Interest Expense" means for any period, without duplication, the aggregate amount of interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on income statements for either of the

Other Partnerships for such period, including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit, the net costs associated with Rate Hedging Obligations, the interest portion of any deferred payment obligation, amortization of discount or premiums, if any, and all other noncash interest expense and 100% of any accrued, paid interest expense, other than interest and other charges amortized to cost of sales, plus 100% of any accrued, paid interest incurred (without redundancy) on any obligation for which either of the Other Partnerships is wholly or partially liable under repayment, interest carry, or performance guarantee, or other relevant liabilities. Other Partnerships' Interest Expense shall not include any interest that is capitalized.

     "Other Partnerships' Net Income" means, for any period, the sum of net income (or loss) of each of the Other Partnerships for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person (other than either of the Other Partnerships) that has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to either of the Other Partnerships by such Person during such period, (b) any after-tax gains or losses attributable to Asset Sales (as that term is defined in the Master Agreement) or returned surplus assets of any Plan (as that term is defined in the Master Agreement), and (c) (to the extent not included in clauses (a) and (b) above) any net extraordinary gains or net non-cash extraordinary losses. For the purposes of determining Other Partnerships' Net Income, each of the Other Partnerships shall expense (i) all costs associated with the re-leasing of apartment units, and (ii) a reserve for replacements equal to $150.00 per unit per year.

     "Partner Nonrecourse Debt Minimum Gain" means the amount defined in Regulation Section 1.704-2(i)(2) and determined as provided in Regulation
Section 1.704-2(i)(3).

     "Partners" means the General Partner and the Limited Partner.

     "Partnership" means the limited partnership governed under and pursuant to this Agreement, as said partnership may from time to time be constituted.

     "Partnership Minimum Gain" means the amount defined in Regulation Section 1.704-2(b)(2) and computed as provided in Regulation Section 1.704-2(d).

     "Partnership Percentage," when used with respect to a Partner or a class of Partners, as the case may be, means the percentage that the Adjusted Capital Contribution of such Partner or the aggregate Adjusted Capital Contributions of all Partners of such class, as the case may be, represents of the aggregate Adjusted Capital Contributions of all Partners at the time of reference thereto.

     "Partnership Tax Year" means the taxable year of the Partnership for United States Federal income tax purposes as determined under Code Section 706.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof, or other entity.

     "Priority Distribution" means (a) with respect to the Limited Partner as of any particular time (the "Limited Partner's Priority Distribution"), an amount equal to 8 1/2% per annum, cumulative but not compounded, of the weighted average daily amount of such Partner's Adjusted Capital Contribution from the Closing Date through and including such time; and (b) with respect to the General Partner as of any particular time (the "General Partner's Priority Distribution"), an amount equal to 8 1/2% per annum, cumulative but not compounded, of the weighted average daily amount of the General Partner's Adjusted Capital Contribution from the beginning of the calendar year (and not from the Closing Date) with respect to which such distribution is determined through and including such time, which distributions (both the Limited Partner's Priority Distribution and the General Partner's Priority Distribution) are, to the extent provided in this Agreement, made monthly in arrears and computed on the basis of a 360-day year of twelve 30-day months.

     "Pro Forma Priority Distribution" means the excess of (a) the amount, if any, that would have constituted Adjusted Distributable Cash From Operations for the twelve months ended January 31, 1996 if the Partnership had been in existence and owned its Property Partnership Interest for the full twelve-month period over (b) the sum of the amounts that would have constituted the Limited Partner's Priority Distribution and the General Partner's Priority Distribution for such twelve month period if the General Partner and the Limited Partner each had been admitted to the Partnership, and the Limited Partner and the General Partner had made the Capital Contributions provided for in Sections 4.02(a) and 4.02(b), on or prior to February 1, 1995; provided, however, that, from and after the Disposition of any Property, the Pro Forma Priority Distribution shall be recomputed to remove from what would have constituted Distributable Cash From Operations for the twelve months ended January 31, 1996 the contribution thereto of such Property (as more particularly set forth on Schedule D hereto) and to recompute what would have constituted the Priority Distributions of the Partners to reflect the Adjusted Capital Contributions of the Partners following the distribution of Distributable Disposition Proceeds in connection with such Disposition. The Pro Forma Priority Distribution in any calendar year is payable, if at all, only from distributions from the beginning of such calendar year (rather from the Closing Date) and is not cumulative from year to year if not paid in any year. The computation of the Pro Forma Priority Distribution for all Properties as of the Closing Date is set forth on Schedule D to this Agreement.

     "Profit" means, for each Partnership Tax Year or other period, an amount equal to the Partnership's items of taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income and gain required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

          (a) Any income of the Partnership that is exempt from Federal income tax and not otherwise taken into account in computing Profit or Loss will be added to taxable income or loss;

          (b) Gain resulting from any disposition of an asset of the Partnership or the Property Partnership with respect to which gain or loss is recognized for Federal income tax purposes will be computed by reference to the "book" basis of such asset, notwithstanding that the adjusted tax basis of such property may differ from its "book" basis;

          (c) Any items specially allocated pursuant to Section 5.07 shall not be considered in determining Profit; and

          (d) Any increase to Capital Accounts as a result of any adjustment to the book value of the assets of the Partnership or the Property
     Partnership pursuant to Regulation Section 1.704-1(b)(2)(iv)(g) shall constitute an item of Profit.

     "Properties" or "Property" means the separate multifamily rental projects listed on Schedule B to this Agreement, or any of such projects, including the interests in land, buildings, or other real estate, together with off-site improvements, on-site improvements, structures, buildings and/or related parking or other facilities included therein.

     "Property Partnership" means Ambassador I, L.P., a limited partnership organized under the laws of the State of Illinois.

     "Property Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership dated as of August 31, 1994 of the Property Partnership, as supplemented, amended or restated from time to time.

     "Property Partnership Interest" means the limited partner interest of the Partnership in the Property Partnership.

     "Rate Hedging Obligations" as to any Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

     "Redemption" means a redemption of the Limited Partner's Interest, as provided in Article VIII.

     "Refinancing" means any borrowing incurred or made by the Property Partnership to refinance any Indebtedness.

     "Regulations" means regulations promulgated by the Department of the Treasury and from time to time in effect pursuant to the Code. References to specific Regulations herein are as of the date of the execution of this Agreement and are deemed to include any successor provision thereto.

     "Reimbursement Agreement Default" means an "Event of Default" under and as defined in Section 7.01 of a Master Reimbursement Agreement between FNMA and either of the Other Partnerships and the failure of either (i) the applicable Other Partnership to cure such Event of Default or (ii) FNMA to waive such Event of Default prior to the earlier to occur of (A) the initiation by FNMA of the exercise of its remedies in any material manner in respect thereof, and (B) one hundred and twenty (120) days after the happening of the event or condition that constitutes, or with the giving of notice and/or the passage of time will constitute, such Event of Default.

     "Related Party" means the General Partner, the general partner or the limited partner of the General Partner, and the general partner of the Property Partnership.

     "Reserve Fund" means the Principal Reserve Funds, collectively, referred to in, and created under or as required by, the Master Agreement.

     "Reserve Fund Interest" means any amounts distributed to the Partnership by the Property Partnership attributable to interest earned by the Property Partnership on amounts held in the Reserve Fund.

     "Section 704(c) Property" means in the case of any Property or other asset of the Partnership in which the Partnership's share of such the adjusted tax basis (as determined for Federal income tax purposes) of such Property or other asset differs from such the Capital Value of the Property or any agreed upon value for any other asset or, if such Property or other asset is revalued pursuant to Section 5.05(c) of this Agreement, differs from such revalued amount.

     "Securities Act" means the Securities Act of 1933 (or any succeeding law).

     "Share Acquisition" means any transaction or series of related transactions, other than a Covered Transaction, in which any Person, or any Persons who together constitute a "group" for purposes of Section 13(d) of the Exchange Act, acquire 50% or more of the Company Shares.

     "Temporary Investments" means (i) United States government and agency obligations with maturities not longer than one year and one day, (ii) commercial paper with maturities not longer than six months and one day and having a rating assigned to such commercial paper by Standard & Poor's Corporation or Moody's Investors Service, Inc. (or, if neither such organization shall rate such commercial paper at such time, by any nationally recognized rating organization in the United States of America) equal to one of the two highest ratings assigned by such organization and (iii) interest-bearing deposits in United States or Canadian banks with an unrestricted surplus of at least $250,000,000, maturing within one year.

     "Trigger Event" means any of the following: (a) the Average Market Price declines by an amount greater than 70% of the Closing Price on the Closing Date, or (b) Funds From Operations per Company Share for any fiscal year of the Company declines by an amount greater than 70% of the Funds From Operations per Company Share for the most recent fiscal year prior to the Closing Date, or (c) there shall occur and be continuing a Reimbursement Agreement Default.

                                  ARTICLE II

             CONTINUATION; NAME AND PLACE OF BUSINESS; TERM; ETC.

     2.01. Formation and Continuation. The parties hereto hereby continue the Partnership heretofore formed pursuant to the provisions of the Delaware Act, and agree that the rights, powers and liabilities of the Partners shall be as provided in the Delaware Act, except as otherwise provided herein.

     2.02. Name. The name of the limited partnership continued hereby is Jupiter - I, L.P. The Partnership's business may be conducted under the name of the Partnership or such other name as the General Partner may from time to time, with the consent of the Limited Partner, determine; provided that any such other name shall contain the words "Limited Partnership" or the abbreviation "L.P." and may contain such other additional designation as the General Partner shall deem appropriate in order to comply with the laws of any jurisdiction that so requires. The General Partner shall give prompt notice of any name change to the Limited Partner.

     2.03. Purpose. The purpose and character of the business of the Partnership is to acquire, hold and otherwise deal with the Property Partnership Interest, to share profits and losses therefrom, to engage in such activities as are necessary, incidental or ancillary thereto.

     2.04. Place of Business. The principal place of business of the Partnership shall be located at 77 West Wacker Drive, 40th Floor, Chicago, Illinois, in care of the General Partner. Subject to Section 3.03, the General Partner may, at any time and from time to time, change the location of the Partnership's principal place of business, and may establish such additional place or places of business of the Partnership as it may from time to time determine; provided that such change of place of business, or such establishment of an additional place or places of business shall be solely at the expense of the Partnership and/or the General Partner. Written notice of such change shall be given to the Limited Partner at least one week prior to any such change.

     2.05. Term. The Partnership shall continue until the seventh anniversary of the Closing Date unless extended by the General Partner and the Limited Partner, as herein provided.

     2.06. Registered Agent and Registered Office. The Partnership shall maintain a registered office in the State of Delaware. The name and address of the registered agent for service of process on the Partnership in the State of Delaware, and the address of the registered office of the Partnership in the State of Delaware, is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The General Partner shall give prompt notice to the Limited Partner of any change in the registered office of the Partnership.

     2.07. Application of the Delaware Act. The Partnership is a limited partnership subject to the provisions of the Delaware Act and the terms and conditions set forth in this Agreement. except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Delaware Act.

     2.08. Partnership only for Purposes Specified. The Partnership shall be a partnership only for, and this Agreement shall not be deemed to create a partnership among the Partners for or with respect to any activities other than those within, the purposes specified in this Agreement. Except as expressly provided in this Agreement, no Partner shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Partnership, its properties, or any other Partner. No Partner, in its capacity as a partner under this Agreement, shall be liable or responsible for any indebtedness or obligation of another Partner, nor shall the Partnership be responsible or liable for any indebtedness or obligation of any Partner incurred either before or after the execution and delivery of this Agreement by such Partner, except as to those responsibilities, liabilities, indebtedness or other obligations incurred pursuant to and in conformity with and as limited by the terms of this Agreement and the Delaware Act.

     2.09. Co-Partnership for Joint Business. The Partners, through the Partnership, shall hold the Assets and carry on business and derive the gains therefrom, as provided in this Agreement.

                                  ARTICLE III

                                   MANAGEMENT

     3.01. Management and Control of the Partnership.

         (a) Subject to the consent of the Limited Partner where expressly required by this Agreement, the General Partner, within the authority granted to it under and in accordance with the provisions of this Agreement, shall have the full and exclusive right to manage and control the business and affairs of the Partnership and to make all decisions regarding the business and affairs of the Partnership and shall have all of the rights, powers and obligations of a general partner of a limited partnership under the Delaware Act.

         (b) No Limited Partner shall participate in the management of or have any control over the Partnership's business nor shall any Limited Partner have the power to represent, act for, sign for or bind the General Partner or the Partnership; provided, however, that the provisions of this Section shall not affect the right of the Limited Partner to grant or withhold its consent where required by this Agreement or be in derogation of the voting rights of the Limited Partner under the Delaware Act.

     3.02. Authority of the General Partner.

         (a) Except to the extent otherwise provided herein, and subject to the approval of the Limited Partner to the extent required under this Agreement, the General Partner shall, in addition to any other rights and powers which the General Partner may possess under this Agreement and the Delaware Act, have all specific rights and powers required or appropriate to its management of the Partnership business which, by way of illustration but not by way of limitation, may include the following rights and powers:

           (i) to acquire, on behalf of the Partnership, the Property Partnership Interest on the Closing Date;

           (ii) to execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in furtherance of any or all of the purposes of the Partnership;

           (iii) to file applications, communicate and otherwise deal with any and all governmental agencies having jurisdiction over or in any way affecting the Partnership or its Assets or operations;

           (iv) to protect and preserve the title and interest of the Partnership with respect to the Assets at any time owned or acquired by the Partnership;

           (v) to collect all amounts due to the Partnership, and otherwise to enforce all rights of the Partnership;

           (vi) to prosecute, defend, arbitrate, compromise or settle any claims asserted by or against the Partnership, or affecting the Partnership or its Assets or operations, on such terms as the General Partner deems reasonable and proper;

           (vii) to retain legal counsel, accountants and such other persons as the General Partner shall deem necessary or appropriate in connection with the Partnership's business, and to pay therefor such reasonable remuneration as the General Partner deems reasonable and proper;

           (viii) to establish and maintain one or more bank accounts for the Partnership in such bank or banks as the General Partner may, from time to time, designate as depositaries of the funds of the Partnership;

           (ix) to the extent that funds of the Partnership are available, to pay all permitted debts and obligations of the Partnership;

           (x) to the extent that funds of the Partnership are available, to make all distributions periodically to the Partners in accordance with the provisions of this Agreement;

         (xi) to perform all duties imposed on a general partner by Section 6221 through 6232 of the Code as "tax matters partner" of the Partnership subject to the provisions of Section 6.05 hereof; and

         (xii) to perform all normal business functions, and otherwise operate and manage the business and affairs of the Partnership, in accordance with and as limited by this Agreement.

       (b) Any Person dealing with the Partnership or the General Partner may rely upon a certificate signed by the General Partner, thereunto duly authorized, as to:

         (i)  the identity of the General Partner and the Limited Partner;

         (ii) the existence or non-existence of any fact or facts which constitute conditions precedent to acts by the General Partner or in any other manner germane to the affairs of the Partnership;

         (iii) the Persons who are authorized to execute and deliver any instruments or document of the Partnership; or

         (iv) any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

     3.03. Restrictions on the Authority of the General Partner. Without the consent of the Limited Partner (in its sole and absolute discretion), the General Partner, in its capacity as such, shall not have the authority to:

       (a) do any act in contravention of this Agreement;

       (b) do any act which would make it impossible to carry on the ordinary business of the Partnership;

       (c) confess a judgment against the Partnership;

     (d) possess any Assets, or assign the Partnership's rights in specific Assets, for other than a Partnership purpose;

     (e)  admit a Person as a General Partner, except as provided in Article
VII;

     (f)  admit a Person as a Limited Partner, except as provided in Article
VII;

     (g) knowingly perform any act that would subject the Limited Partner to liability as a general partner in any jurisdiction;

     (h) elect to dissolve the Partnership, cause the Partnership to dissolve, cause or permit the Partnership to merge or consolidate with or into any other Person, or cause or permit the Partnership to change its legal form;

     (i) consent to the dissolution of the Property Partnership or the merger or consolidation of the Property Partnership with or into any other Person or a change of the legal form of the Property Partnership;

     (j) amend, or consent to the waiver of any of the Partnership's rights under, or grant any consent or make any election under, the Property Partnership Agreement or the Letter Agreement;

     (k) acquire, or consent to the acquisition by the Property Partnership of, any real property, or improvements thereto or direct or indirect interests therein (including mortgages and partnership interests), other than the Properties;

     (l) prior to the second anniversary of the Closing Date, sell, transfer, assign, abandon or otherwise dispose of the Property Partnership Interest, or cause the Property Partnership voluntarily to sell, transfer, assign, abandon or otherwise dispose of any of the Properties, or consent to any such action by the Property Partnership;

       (m) after the second anniversary of the Closing Date, sell, transfer, assign, abandon, or otherwise dispose of the Property Partnership Interest, or cause the Property Partnership voluntarily to sell, transfer, assign, abandon or otherwise dispose of any of the Properties, or consent to any such action by the Property Partnership, unless such transaction is an arm's-length transaction with an unrelated third-party and, in connection with any sale of a Property,

         (i) the Distributable Disposition Proceeds distributable to the Limited Partner from such Disposition pursuant to Section 5.03(b)(i) are sufficient, together with an Aliquot Share of all prior distributions to the Limited
Partner pursuant to Section 5.01 and Section 5.02, to return an Aliquot Share of the Limited Partner's Capital Contribution, together with an Internal Rate of Return thereon, from the Closing Date through the date of distribution, of 14%, and

       (ii) the Limited Partner's Share of the Net Equity Value of the Properties remaining after the Disposition, as a whole, will be equal to or greater than the Limited Partner's Adjusted Capital Contribution following the distribution of Distributable Disposition Proceeds from such Disposition;

       (n) prepay, defease (other than in accordance with the terms and conditions provided in the existing debt documents and the Reserve Fund), or refinance, or consent to the Property Partnership prepaying, defeasing or refinancing, any Indebtedness; provided, however, that the Limited Partner shall not unreasonably withhold its consent to any Refinancing of such Indebtedness if

         (i) the General Partner in good faith reasonably determines, and so certifies in writing, that such Refinancing is in the best interest of the Partnership and the Property Partnership, and

         (ii) the principal amount of the Refinancing is not less than the sum of the principal amount of the Indebtedness being refinanced plus the related transaction costs;

       (o) except as expressly provided in the foregoing subsection (n) or as contemplated by Section 3.10(c) hereof or subsection 1.o of the Letter Agreement, cause the Partnership to incur or become liable with respect to, or consent to the Property Partnership incurring or becoming liable with respect to, any indebtedness, secured or unsecured, or subject any rights, properties or assets of the Partnership or Property Partnership to any indebtedness;

       (p) call for any contribution to the capital of the Partnership or, except as contemplated by Section 3.10(c), any loans from the Partners;

       (q) make any change in the purpose and character of the business of the Partnership;

       (r) relocate the Partnership's principal place of business, or establish an additional place of business, outside the United States;

       (s) cause the Partnership to enter into any contract for the management of Partnership properties, real or personal, tangible or intangible;

       (t) except as contemplated by Sections 3.10(a) and (c), cause the Partnership or the Property Partnership to enter into a contract with any Affiliate of the General Partner for the provision of goods, services or credit; provided, however, that the consent of the Limited Partner shall not be required (A) with respect to any contract or arrangement in effect on the date of this Agreement or any renewal or continuation of such contract or arrangement on substantially similar terms or (B) if

           (i) the General Partner in good faith reasonably determines, and so certifies in writing, that such contract is in the best interest of the Partnership;

           (ii) the terms of such contract or arrangement are not less favorable to the Partnership than those that would be entered into in an arm's-length transaction with an unaffiliated party; and

           (iii) the aggregate consideration payable under such contract, or under any related series of contracts, does not exceed $25,000;

        (u) consent to the Property Partnership entering into any amendment, modification or termination of the Master Agreement (or related agreements provided for therein) or the "swap" or "cap" contracts fixing the interest rate payable by the Property Partnership with respect to the long-term debt of the Property Partnership, or any modification, replacement or release of any documentation or collateral for such long term debt if, in any case, such amendment, modification, termination, replacement or release would have a material adverse effect on the Properties or the Property Partnership;

        (v) except for a loan by the Partnership to the Property Partnership within the contemplation of Section 3.10 of this Agreement and subsection 1.o of the Letter Agreement, cause or permit the Partnership to make or provide or consent to the Property Partnership making or providing, any loan or advance to, or any guaranty on behalf of, any other Person; or

        (w) cause the Partnership to make an assignment for the benefit of creditors, appoint or consent to the appointment of a custodian of all or substantially all of the assets of the Partnership, commence a voluntary case under any Bankruptcy Law or consent to an involuntary case filed against the Partnership under any Bankruptcy Law.

     3.04. Duties and Obligations of the General Partner.

        (a) The General Partner shall take all action that may be necessary or appropriate for the continuation of the Partnership's valid existence as a limited partnership under the Delaware Act (and the laws of each other jurisdiction in which such existence as a limited partnership is necessary to protect the limited liability of the Limited Partner or to enable the Partnership to conduct the business in which it is engaged).

        (b) The General Partner shall at all times conduct its affairs and the affairs of all of its Affiliates and of the Partnership in such a manner that
(i) neither any Partner nor any Affiliate of any Partner will have any personal liability for indebtedness of the Partnership and (ii) neither the Partnership nor the Limited Partner nor, except for (x) certain Affiliates of the General Partner being guarantors of the long-term debt of the Property Partnership, (y) an Affiliate of the General Partner being a guarantor of the obligations of the Property Partnership under the Master Agreement and (z) an Affiliate of the Property Partnership providing cash collateral to FNMA to secure the obligations of, among others, the Property Partnership, any Affiliate of any Partner will have any personal liability with respect to any indebtedness of the Property Partnership.

        (c) The General Partner shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any Federal, state or local tax returns required to be filed by the Partnership.

        (d) The General Partner shall use all reasonable efforts to cause the Partnership to be formed, reformed, qualified to do business, or registered under any applicable assumed or fictitious name statutes or similar law in any state in which such formation, reformation, qualification or registration is necessary in order to protect the limited liability of the Limited Partner or to permit the Partnership lawfully to own its Assets or to transact the business in which it is engaged.

        (e) To the extent provided under Delaware law with respect to general partners of limited partnerships generally, the General Partner shall be under a fiduciary duty and obligation to conduct the affairs of the Partnership in the best interest of the Partnership, including the safekeeping and use of all Partnership funds and other Assets (whether or not in the immediate possession or control of the General Partner) for the benefit of the Partnership. The General Partner shall not commingle any funds or other Assets of the Partnership with the funds or other assets of the General Partner or its Affiliates; provided, however, that (i) the General Partner shall not be under any fiduciary or other duty, hereunder or otherwise, when acting "in its sole discretion" or "in its sole and absolute discretion" and
(ii) the General Partner shall not be under any fiduciary or other duty, hereunder or otherwise, in making any determination pursuant to Article VIII whether the Partnership will distribute cash or Company Shares or any combination thereof in connection with the liquidation of the Partnership or the Redemption of the Limited Partner's Interest.

     3.05. Restrictions on the Authority of the Partnership.   If the property
management agreement for the Properties is terminated pursuant to Section 2.g of the Letter Agreement, the Partnership, in its capacity as limited partner of the Property Partnership, shall not have the authority to consent to the appointment of any property manager without, in addition to the consent of the Limited Partner, as provided in Section 3.03(j) hereof, the consent of the General Partner, in its capacity as such, which consent shall not be unreasonably withheld.

     3.06. Title to Partnership Property. The Partnership shall hold title to the Assets in its own name. The beneficial interest in the Assets shall be deemed to be held for and by the General Partner and the Limited Partner in proportion to their Partnership Percentages.

     3.07. Liability of the Partners. (a) The liability of the Limited Partner shall be limited in accordance with the Delaware Act. If any claim shall be asserted against the Limited Partner, solely in its capacity as such, on account of or with respect to any actions or omissions of, or claims against, or debts, liabilities, contracts or other obligations of, the Partnership or the General Partner or the Property Partnership, the Partnership and/or the General Partner shall assume the defense of the Limited Partner, with counsel designated by the Partnership or the General Partner and at the cost and expense of the Partnership. If neither the Partnership nor the General Partner so assume the defense of such claim, the Limited Partner shall be entitled to defend the claim with counsel of its choosing and shall be reimbursed and indemnified by the Partnership for the out-of-pocket expenses (including the fees and expenses of counsel) of such defense.

           (b) No officer, director, partner, employee, stockholder or agent of the Limited Partner shall have any personal liability under this Agreement or with respect to claims against, or debts, liabilities, contracts or other obligations of, the Partnership or the Property Partnership.

           (c) If the Limited Partner is required under applicable law to return to the Partnership or pay, for the benefit of creditors of the Partnership, amounts previously distributed to such Limited Partner, and the General Partner, as general partner of the Partnership, is required to pay such amounts for the benefit of creditors of the Partnership, the General Partner shall be entitled to recover such amounts from each Limited Partner who fails to return or pay any such amount.

     3.08. Liability to the Partners. None of the General Partner or any Affiliate of the General Partner, or any of their respective officers, directors, partners, employees, stockholders, or agents, shall be liable to any Partner or the Partnership for any action taken or omitted to be taken by it or him or for any action taken or omitted to be taken by any other Partner or other person with respect to the Partnership, except in the case of its or his own bad faith, gross negligence, willful misconduct, fraud or reckless disregard for its or his duties to the Partnership.

     3.09. Indemnification. To the fullest extent permitted by law, the Partnership shall indemnify the General Partner and each Affiliate of the General Partner, and each of their respective officers, directors, partners, employees, stockholders, or agents (each an "Indemnified Person"), against all losses, claims, damages or liabilities (including legal or other expenses reasonably incurred in investigating or defending against any such loss, claim, damage or liability), joint or several, to which an Indemnified Person may become subject by reason of any acts or omissions, or alleged acts or omissions, arising out of any such person's activities as the General Partner, an Affiliate of the

General Partner or one of their respective officers, directors, partners, employees, stockholders, or agents unless such loss, claim, damage or liability results from or arises out of such Indemnified Person's bad faith, gross negligence, willful misconduct, fraud or reckless disregard for his or its duties to the Partnership. Any indemnification rights provided for in this
Section 3.09 shall be retained by any resigned or withdrawn General Partner, Affiliate of the General Partner or any of their respective officers, directors, partners, employees, stockholders, or agents. The satisfaction of any indemnification hereunder shall be from and limited to Partnership assets (including the total Capital Contribution of the Partners) and any Person entitled to indemnification from the Partnership hereunder shall first seek recovery under any insurance policies or other indemnification, contribution or similar rights or agreements by which such Person is covered and, if other than the General Partner, shall obtain the written consent of the General Partner prior to entering into any compromise or settlement which would result in an obligation of the Partnership to indemnify such Person. The indemnification rights provided for in this Section 3.09 shall survive the termination of the Partnership or this Agreement.

     3.10. Expenses.

           (a) The Partnership shall be responsible for and shall pay all direct expenses of the Partnership's ordinary operations, including, but not limited to, any taxes, fees or other governmental charges levied against the Partnership or on its income or assets in connection with its business operations, the reasonable fees and expenses of outside counsel and accountants, and all extraordinary expenses and all costs of winding up and liquidating the Partnership. The General Partner shall be paid an annual administrative fee by the Partnership of $35,000 as compensation therefor, in equal quarterly installments, and the General Partner shall bear its overhead expenses in connection with the administration of the Partnership.

           (b) The General Partner shall create reasonable reserves from funds distributed to the Partnership by the Property Partnership to provide for the payment of all operating expenses of the Partnership, as contemplated by Section 3.10(a), distributions to the Partnership pursuant to Section 5.01(a), and the repayment of advances to the Partnership, as contemplated by Section 3.10(c).

           (c) If the Partnership requires funds not available from reserves therefor to pay operating expenses of the Partnership, as contemplated by
Section 3.10(a), or to advance funds to the Property Partnership to pay operating expenses of the Property Partnership, the General Partner shall, except in case of emergency, provide written notice to the Limited Partner of the amount of funds required, the proposed application thereof and the time by which the funds must be provided to the Partnership. The General Partner shall use commercially reasonable efforts to provide the Limited Partner as much notice as practicable of any such need for funds and, unless the circumstances do not permit, not less than 15 days' notice. The Limited Partner shall have the right (in its sole and absolute discretion), but not any obligation, to advance any or all of the funds being sought by the General Partner. If the Limited Partner shall not have advanced the full amount of such funds by the date set forth in such notice, then (and only then) the General Partner shall have the right (in its sole and absolute discretion), but not any obligation, to advance any or all of the funds not advanced by the Limited Partners. Any advances by the Limited Partner or the General Partner shall bear interest until paid in full at the lower of (i) the actual cost of funds to the Partner making such advance and (ii) the base lending rate from time to time announced by Citibank, N.A. in New York City plus 1%. If the Limited Partner and the General Partner do not advance all of the funds required by the Partnership by the date set forth in such notice, the General Partner shall be authorized to borrow the funds not advanced by the Partners from any commercial lender or financial institution that is not an Affiliate of the General Partner on such terms as the General Partner, in the exercise of its business judgment, deems reasonable. Any amounts advanced by third-party lenders shall be repaid in accordance with tenor of the loan. Any amounts advanced by the Partners shall be repaid, first, in the order in which made (that is, the first advances made are the first advances repaid) and, second, pro rata, in accordance with the principal amounts advanced. Notwithstanding the foregoing provisions of this Section

3.10(c), the aggregate amount of indebtedness outstanding under this
Section 3.10(c) (whether advances made by the Partners or third-party lenders) and, without duplication, by the Property Partnership to pay operating expenses of the Property Partnership shall not exceed $2,000,000 at any one time.

     3.11. Permitted Temporary Investments. The General Partner shall invest Partnership funds and reserves in Temporary Investments pending distribution to Partners pursuant to Article V or Article VIII.

     3.12. Delegation of Authority. The General Partner may, subject to the provisions of Section 3.03(t), appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under the supervision of the General Partner, (a) perform such acts or services for the Partnership as the General Partner may reasonably approve and
(b) discharge such duties and obligations of the General Partner may determine; provided, however, that the General Partner shall remain liable with respect to any duties or obligations of the General Partner so discharged by any such Person.

     3.13. Business and Assets of General Partner. The General Partner has, and at all times during the term of the Partnership shall have, no assets other than its Interest in the Partnership. The sole business and purpose of the General Partner is, and at all times during the term of the Partnership shall be, to act as the General Partner of the Partnership in accordance with the terms and conditions of this Agreement and the Delaware Act and to own its Interest in the Partnership.

                                   ARTICLE IV

                ADMISSION TO PARTNERSHIP; CAPITAL CONTRIBUTIONS;
                              CONDITIONS PRECEDENT

     4.01. Admission of Limited Partner. The General Partner and Investor, by execution and delivery of the Original Agreement and the Certificate of Limited Partnership, have formed the Partnership and each was admitted to the Partnership as a Partner and each, by execution and delivery of this Agreement, becomes a party to, and subject to, this Agreement.

     4.02. Capital Contributions.

           (a) Effective upon the formation of the Partnership and Investor becoming the Limited Partner, the Limited Partner shall contribute to the capital of the Partnership, in cash, the amount set forth on Schedule A to this Agreement. The Capital Contribution of the Limited Partner shall be the amount so set forth on such Schedule A.

           (b) Effective upon the formation of the Partnership and the General Partner becoming a Partner, (i) the General Partner shall contribute to Partnership the entire limited partnership interest in the Property Partnership, and (ii) the funds contributed to the Partnership by the Limited Partner pursuant to Section 4.02(a) shall be distributed to the General Partner as a return of capital. The agreed value of the Property Partnership Interest, the amount distributed to the General Partner and the agreed value of the General Partner's net contribution to the Partnership shall be set forth on Schedule A to this Agreement and the Capital Contribution of the General Partner shall be the net amount so set forth on such Schedule A.

         (c) If the General Partner shall, with the prior written consent of the Limited Partner (which the Limited Partner may withhold in its sole and absolute discretion), solicit any additional contribution to the capital of the Partnership other than pursuant to Section 4.02(d), such solicitation shall (i) be open to the Limited Partner on the same terms and subject to the same conditions that are available to any other person to whom such solicitation is directed; (ii) be on terms that permit the Limited Partner to maintain after the making of the solicited capital contribution the same Partnership Percentage that the Limited Partner held prior to the commencement of the solicitation; and (iii) not result in the creation of interests in the Partnership that could be considered publicly traded within the meaning of
Section 7704 of the Code. The Partnership shall not accept any capital from any Person not already a Partner except pursuant to an amendment to this Agreement executed by the General Partner, the Limited Partner and such Person.

           (d) Upon the dissolution and liquidation of the Partnership or the Redemption of the Limited Partner's Interest, the General Partner shall contribute or cause to be contributed to the capital of the Partnership such amount of cash and/or such number of Company Shares as are necessary, together with cash held by the Partnership (whether from prior operations or from Dispositions, Refinancings, Other Events or otherwise) and/or Company Shares owned by the Partnership and available for the purpose, to permit the Partnership to make the distribution to the Limited Partner provided in Section 8.02(a)(i) (subject to the provisions of Section 8.02(b)), Section 8.03(b) and
(c) (subject to the provisions of Section 8.03(e)), or Section 8.04(a), as the case may be.

     4.03. Conditions Precedent. The formation of the Partnership and admission of the Partners pursuant to Section 4.01 and the capital contributions pursuant to Sections 4.02(a) and (b) are conditioned upon and subject to each of the events set forth below having occurred on or prior to the Closing Date:

           (a) The Company, Investor, the Partnership and the General Partner shall have entered into the Company Agreement;

           (b) The general partner and the limited partner of the Property Partnership shall have entered into the Amendment;

           (c) The general partner of the Property Partnership shall have entered into its Letter Agreement; and

           (d) Investor shall have received such certificates, legal opinions, tax opinions and other documents as it shall reasonably request (in light of the documentation of similar investments); provided, however, that the making by the Limited Partner of its Capital Contribution pursuant to Section 4.02(a) shall, except as the Partners shall expressly agree at the time, be deemed to constitute acknowledgement by the Limited Partner that the conditions provided in this Section 4.03(d) have been satisfied or waived.

     4.04. Withdrawal; Return of Capital. Except as expressly provided in this Agreement, no Partner shall have any right to withdraw from the Partnership or to demand or receive a return of its Capital Contribution. The General Partner shall not have any personal liability with respect to the return of any Partner's Capital Contribution.

                                   ARTICLE V

                DISTRIBUTIONS AND ALLOCATIONS; CAPITAL ACCOUNTS

     5.01. Monthly Distributions.

           (a) Adjusted Distributable Cash From Operations and Other Distributable Proceeds for each calendar month of each calendar year, commencing with the calendar month during which the Closing Date occurs, and, to the extent available, Adjusted Distributable Cash From Operations and Other Distributable Proceeds from prior periods then being held pending application pursuant to Section 5.01(b) shall, within ten days following the close of such month, be distributed to the Partners as follows:

               (i) First, to the Limited Partner until, together with the aggregate of all prior distributions to the Limited Partner pursuant to this Section 5.01(a)(i), Section 5.02(a)(i), Section 5.02(a)(iv) and the proviso to Section 5.02(b), the Limited Partner shall have received the Limited Partner's Priority Distribution; and

               (ii) Second, to the General Partner until, together with the aggregate of all prior distributions to the General Partner with respect to such calendar year pursuant to this Section 5.01(a)(ii), Section 5.02(a)(ii), Section 5.02(a)(iii), Section 5.02(a)(iv) and Section 5.02(b), the General Partner shall have received the General Partner's Priority Distribution.

           (b) Adjusted Distributable Cash From Operations and Other Distributable Proceeds not distributed in any month pursuant to Section
5.01(a) shall be invested by the General Partner in Temporary Investments pursuant to Section 3.11 pending application to the payment of Partnership expenses or distribution to the Partners pursuant to Section 5.01(a) or Section 5.02.

            (c) The General Partner shall determine in good faith the necessity and reasonableness of any reserves, and the amount of Adjusted
Distributable Cash From Operations and Other Distributable Proceeds available.

        (d) Notwithstanding the foregoing provisions of this Section 5.01, Adjusted Distributable Cash From Operations and Other Distributable Proceeds shall be distributed to the Limited Partner only to the extent that, after taking into account all the allocations expected under Section 5.04 for the Partnership Tax Year, such distribution would not cause the Limited Partner to have a negative Capital Account balance in excess of the Limited Partner's share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain; and the Limited Partner shall return to the Partnership any distribution erroneously paid to the Limited Partner in excess of this limit as soon as practical (and in no event more than 30 days) after being notified by the Partnership of such erroneous distribution.
     5.02. Quarterly Distributions.

        (a) Adjusted Distributable Cash From Operations and Other Distributable Proceeds for each fiscal quarter of each fiscal year of the Partnership, commencing with the fiscal quarter during which the Closing Date occurs, and, to the extent available, Adjusted Distributable Cash From Operations and Other Distributable Proceeds from prior periods held pending application pursuant to
Section 5.01(b), shall, within thirty days following the close of such fiscal quarter of the Partnership, be distributed to the Partners as follows:

           (i) First, to the Limited Partner until, together with the aggregate of all prior distributions to the Limited Partner pursuant to Section 5.01(a)(i), this Section 5.02(a)(i), Section 5.02(a)(iv) and the proviso to
Section 5.02(b), the Limited Partner shall have received the Limited Partner's Priority Distribution;

           (ii) Second, to the General Partner until, together with the aggregate of all prior distributions to the General Partner with respect to such fiscal year pursuant to Section 5.01(a)(ii), this Section 5.02(a)(ii),
Section 5.02(a)(iii), Section 5.02(a)(iv) and Section 5.02(b), the General Partner shall have received the General Partner's Priority Distribution;

           (iii) Third, to the General Partner until, together with the aggregate of all prior distributions to the General Partner with respect to such fiscal year pursuant to this Section 5.02(a)(iii), Section 5.02(a)(iv) and
Section 5.02(b), the General Partner shall have received its Pro Forma Priority Distribution for such year; and

           (iv) Fourth, an amount equal to 30% of all Distributable Cash From Operations and Other Distributable Proceeds remaining after the foregoing distributions to the Limited Partner, and the balance of the Adjusted Distributable Cash From Operations and Other Distributable Proceeds to the General Partner.

        (b) Reserve Fund Interest shall, within twenty days following the close of each month, be distributed to the General Partner; provided, however, that Reserve Fund Interest shall be paid first to the Limited Partner if and so long as any portion of the Limited Partner's Priority Distribution is then accrued and unpaid as a result of the Adjusted Distributable Cash From Operations being less than Distributable Cash From Operations.

        (c) The General Partner shall determine in good faith the necessity and reasonableness of any reserves, and the amount of Distributable Cash From Operations, Adjusted Distributable Cash From Operations and Other Distributable Proceeds, and the amount of the Limited Partner's Priority Distribution accrued and unpaid as a result of Adjusted Distributable Cash From Operations being less than Distributable Cash From Operations.

        (d) Notwithstanding the foregoing provisions of this Section 5.02, Adjusted Distributable Cash From Operations and Other Distributable Proceeds shall be distributed to the Limited Partner only to the extent that, after taking into account all the allocations expected under Section 5.04 for the Partnership Tax Year, such distribution would not cause the Limited Partner to have a negative Capital Account balance in excess of the Limited Partner's share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain; and the Limited Partner shall return to the Partnership any distribution erroneously paid to such partner in excess of this limit as soon as practical (and in no event more than 30 days) after being notified by the Partnership of such erroneous distribution.

     5.03. Distributions of Disposition Proceeds.

        (a) As promptly as practicable after the realization of Distributable Disposition Proceeds from any Disposition (other than any Disposition in connection with a Redemption), the prior distributions pursuant to Sections
5.01 and 5.02 shall, solely for purposes of determining the amounts to be distributed to the Partners pursuant to Section 5.03(b) in connection with such Disposition and the amounts thereafter to be distributed to the Partners pursuant to Sections 5.01(a), 5.02(a)(i), (ii) and (iii), 8.02(a), 8.03(c)
and(d), and 8.04(a) and the allocations thereafter of Profit and Loss pursuant to Sections 5.04(a), (b) and (c), be recomputed as follows:

           (i) The Aliquot Share of each prior distribution to the Partners pursuant to Sections 5.01(a)(i) and (ii), Sections 5.02(a)(i), (ii), (iii) and
(iv) and Section 5.02(b) and the proviso thereto, determined as provided in the definition thereof, shall be applied in determining the distributions of Distributable Disposition Proceeds pursuant to Section 5.03(b); and

           (ii) The portion of each prior distribution to the Partners pursuant to Sections 5.01(a)(i) and (ii), Sections 5.02(a)(i), (ii), (iii) and
(iv) and Section 5.02(b) and the proviso thereto that does not constitute the Aliquot Share thereof, determined pursuant to Section 5.03(a)(i), shall constitute the distributions to the Partners pursuant to such Sections for all purposes of the determination thereafter of the amount of "prior distributions" to the Partners under this Agreement.

        (b) The Distributable Disposition Proceeds from any Disposition (other than any Disposition in connection with a Redemption) shall, as promptly as practicable after the applications provided for in the determination thereof, be distributed to the Partners as follows:

           (i) First, to the Limited Partner until, together with the Aliquot Share of all prior distributions to the Limited Partner pursuant to Section
5.01 and Section 5.02, the Limited Partner shall have received the return of the Aliquot Share of its Capital Contribution, together with an Internal Rate of Return thereon, from the Closing Date through the date of distribution, of 14%; and

           (ii) Second, all remaining such Distributable Disposition Proceeds to the General Partner.

        (c) Notwithstanding the foregoing provisions of this Section 5.03, Distributable Disposition Proceeds shall be distributed to the Limited Partner pursuant to Section 5.03(b)(i) only to the extent that, after taking into account all the allocations provided for in Section 5.04, such distribution would not cause the Limited Partner to have a negative Capital Account balance in excess of the Limited Partner's share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain; and the Limited Partner shall return to the Partnership any distribution erroneously paid to such partner in excess of this limit as soon as practical (and in no event more than 30 days) after being notified by the Partnership of such erroneous distribution.

        (d) The General Partner shall determine in good faith the necessity and reasonableness of any reserves, and the amount of Distributable Disposition Proceeds.

     5.04. Allocation of Profit and Loss.

        (a) Profit and Loss shall be determined with respect to each fiscal year of the Partnership as of the end of such year and shall be allocated to the Partners as herein provided within 60 days after the end of such year.

        (b) All Profit and Loss, other than any arising from a Disposition, shall be allocated as follows:

           (i) All Depreciation of the Properties for such year shall be allocated to the Limited Partner and to the General

Partner in proportion to their respective Partnership Percentages; and

           (ii) All other Profit and Loss (calculated excluding Depreciation allocated pursuant to Section 5.04(b)(i)), other than any arising from a Disposition, shall be allocated to the Limited Partner and to the General Partner in proportion to the respective aggregate amounts of Adjusted Distributable Cash From Operations, Other Distributable Proceeds and Reserve Fund Interest distributed to them for such year pursuant to Sections 5.01 and 5.02.

        (c) All Profit or Loss from a Disposition, and all gain or loss from the revaluation of Partnership properties pursuant to Section 5.05(c), shall be allocated as follows:

           (i) First, to the Limited Partner to such extent as shall be necessary to cause the Limited Partner's Capital Account to equal the amount that would be distributable to the Limited Partner upon the complete liquidation of the Partnership at the time of determination without giving effect to the application of Section 8.02(b); and

           (ii) Second, all remaining Profit or Loss, and all remaining gain or loss from the revaluation of Partnership properties, as the case may be, to the General Partner.

        (d) Notwithstanding the foregoing provisions of this Section 5.04, to the extent not otherwise allocable to the General Partner in accordance with the applicable provisions of this Section 5.04 there shall be allocated to the General Partner (in its capacity as such) not less than 1% of all Profit and Loss (and of each material item of Partnership income, gain, loss, deduction or credit).

        (e) Notwithstanding the foregoing provisions of this Section 5.04, (i) no item of loss or deduction shall be allocated to the Limited Partner if such allocation would result in the limited Partner having a negative Capital Account balance in excess of such Limited Partner's share of Partnership Minimum Gain (within the meaning of Regulation Section 1.704-2(g)) and Partner Nonrecourse Debt Minimum Gain (within the meaning of Regulation Section 1.704-2(i)(5)) and (ii) if any Partner receives any adjustments, allocations or distributions described in clause (4), (5) or (6) of Regulation Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the fiscal year) shall be specially allocated to such Partner in an amount and manner sufficient to eliminate as quickly as possible any deficit in such Partner's Capital Account (taking into account the penultimate sentence of Regulation Section 1.704-2(g)(1) and the penultimate sentence of Regulation Section 1.704-2(i)(5)) created by such adjustments, allocations or distributions. To the extent that allocations are required to be made in order to comply with the requirements of Regulation
Section 1.704-l(b) (including the allocation described in the preceding sentence), the General Partner shall (to the extent the General Partner determines is not inconsistent with such Regulation) specially allocate subsequently realized items of income, gain, loss and deduction among the Partners to the extent necessary to fully offset such required allocations.

        (f) If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain during the fiscal year , there shall be allocated to each Partner, before any other allocations of any items of Partnership income, gain, loss or deduction for such fiscal year, items of Partnership income and gain for such year (and, if necessary, subsequent years) equal to such Partner's share of the net decrease in Partnership Minimum Gain (within the meaning of Regulation Section 1.704-2(g)) and such Partner's share of Partner Nonrecourse Debt Minimum Gain (within the meaning of Regulation Section 1.704-2(i)(5)). "Excess nonrecourse liabilities" (within the meaning of Regulation Section 1.752-3) shall be allocated in the manner in which it is reasonably expected that the deductions attributable to such nonrecourse liabilities will be allocated.

        (g) All Profit and Loss shall be allocated to the Persons shown on the records of the Partnership to have been Partners as of the last day of the Partnership Tax Year for which such allocation is made, except that in the event of the transfer of a Partner's Interest and the admission of a substituted Partner, or the Redemption of a Partner's Interest, during such Partnership Tax Year, the Profit or Loss allocable to the transferred or redeemed Interest shall be allocated between the transferor and the transferee thereof (or between the Partner whose Interest has been redeemed and the remaining Partners) by taking into account their varying interests during the Partnership Tax Year in accordance with Section 706(d) of the Code, using the interim closing of the books method or such other method as shall be determined by the General Partner.

        (h) Notwithstanding the allocations set forth in Sections 5.04(b) and
(c), the Limited Partner shall be allocated Profit to the extent available to prevent a distribution from being reduced by the limitation set forth in by Sections 5.01(d), 5.02(d), 5.03(c), and 8.03(e).

     5.05. Capital Accounts.

        (a) The Partnership shall maintain for each Partner in conformity with Sections 1.704-1(b)(2)(iv) and 1.704-2 of the Regulations a capital account (referred to herein as such Partner's "Capital Account").

        (b) In the event that the General Partner shall reasonably determine that in order to comply with, or to maintain the Capital Accounts in a manner consistent with, applicable Regulations it is prudent to modify the manner in which Capital Accounts are maintained or amounts are debited or credited thereto, the General Partner may make such modification, provided that such modification does not have an adverse effect on the amounts distributable to any Partner pursuant to Sections 5.01, 5.02 or 5.03 or pursuant to Article VIII upon the dissolution of the Partnership.

        (c) In accordance with Regulation Section 1.704-l(b)(2)(iv)(e) and (f), if, during a Partnership Tax Year, (i) there is a contribution of money or property (other than a de minimis amount) to the Partnership by a new or existing Partner as consideration for an Interest, (ii) there occurs a transaction pursuant to the liquidation of the Partnership, or (iii) there is a distribution of money or property (other than a de minimis amount) by the Partnership to a retiring or continuing Partner as consideration for an Interest, the Capital Accounts of all Partners and the book values of all Partnership properties shall be adjusted upwards or downwards to the extent that the General Partner reasonably determines to be appropriate to reflect any unrealized gain or unrealized loss attributable to each Partnership property, as if such unrealized gain or unrealized loss had been recognized upon an actual sale of each such property at such time and had been allocated to the Partners pursuant to Section 5.04. Such unrealized gain or unrealized loss shall be determined by the General Partner using such methods of valuation as it reasonably deems appropriate.

     5.06. Withholding.

        (a The General Partner is authorized and directed to cause the Partnership to withhold from or pay on behalf of any Partner the amount of Federal, state, local or foreign taxes that the General Partner reasonably believes the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including, without limitation, any taxes required to be paid by the Partnership pursuant to Sections 1441, 1442, 1445 or 1446 of the Code and any taxes imposed by any state or other taxing jurisdiction on the Partnership as an entity. Without limiting the foregoing, the General Partner shall cause the Partnership to withhold (and remit to the appropriate governmental authority), from amounts otherwise distributable to a Partner, any taxes that such Partner notifies the General Partner in writing should be withheld, which notice shall be given by any Partner who becomes aware of any withholding obligation to which it is subject and shall specifically set forth inter alia the rate at which tax should be withheld and the name and address to which any amounts withheld should be remitted.

        (b If the Partnership is required to withhold and pay over to taxing authorities amounts on behalf of a Partner exceeding available amounts then remaining to be distributed to such Partner, such payment by the Partnership shall constitute a loan to such Partner that is repayable by the Partner on demand, together with interest at the Federal short-term rate determined from time to time under Section 1274(d) of the Code, compounded annually, or the maximum rate permitted under applicable law, whichever is less, calculated upon the outstanding principal balance of such loan as of the first day of each month. Any such loan shall be repaid to the Partnership, in whole or in part, out of the next available distributions to such Partner or, if such distributions are insufficient, by the Partner in cash upon demand (such Partner bearing all of the Partnership's costs of collection, including reasonable attorneys' fees, if payment is not remitted promptly by the Partner after such a demand for payment).

        (c Each Partner agrees to cooperate fully with all efforts of the Partnership to comply with its tax withholding and information reporting obligations and agrees to provide the Partnership with such information as the General Partner may reasonably request from time to time in connection with such obligations.

     5.07. Allocations for Federal Income Tax Purposes. The Partnership's ordinary income and losses, capital gains and losses and other items as determined for Federal income tax purposes (and each item of income, gain, loss or deduction entering into the computation thereof) shall be allocated to the Partners in the same proportions as the corresponding "book" items are allocated pursuant to Sections 5.04 and 5.05. Notwithstanding the foregoing sentence, Federal income tax items relating to any Section 704(c) Property shall be allocated among the Partners in accordance with Section 704(c) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) in accordance with the method for making such allocations that is selected by the Limited Partner from the methods permitted by Treasury Regulations Section 1.704-3. Items described in this Section 5.07 shall not be reflected in the Partner's Capital Accounts.

     5.08. Disputed Items. If the Limited Partner disagrees with any determination by the General Partner of the Limited

Partner's share of Profit or Loss under Section 5.04 or the balance of the Limited Partner's Capital Account under Section 5.05, it shall inform the General Partner in writing of its disagreement. To the extent that the parties are not able to agree within 30 days of such written notification by the Limited Partner of a disagreement, the matter shall be referred to an independent accountant mutually agreeable to the parties for resolution and the determination of such independent accountant shall be final.

                                  ARTICLE VI

                RECORDS; REPORTS TO THE PARTNERS; TAX MATTERS

     6.01. Records and Accounting.

        (a Proper and complete records and books of account of the business of the Partnership, including a list of the names, addresses and Interests of all Partners, shall be maintained at the Partnership's principal place of business. The Limited Partner and its duly authorized representatives may visit and inspect any of the Properties or other Assets of the Partnership and may examine the books of account, records, reports and other papers relating to the Partnership and each Property Partnership, all during regular business hours and as reasonably often as may be requested upon at least forty-eight hours notice to the General Partner or the general partner of the relevant Property Partnership, as the case may be.

        (b The Partnership shall maintain its books of account and make all accounting calculations hereunder on the accrual basis in accordance with sound business practices using such generally accepted accounting methods, consistently applied, as the General Partner shall select.

     6.02. Audit and Report.

        (a The books and records of the Partnership shall be audited as of the end of each fiscal year by a firm of independent certified public accountants of national recognition and standing selected by the General Partner. As soon as practicable after the close of each fiscal year, and, in any event, within 90 days after the close of such fiscal year, the Partnership shall prepare and mail to each Partner (i) the audited financial statements of the Partnership for such fiscal year, including balance sheets, income statements and statements of cash flow, together with the report thereon of such accountants,
(ii) a report of such accountants, setting forth the amount of such Partner's share of the Profit and Loss for such year, in sufficient detail to enable it to prepare its Federal, state and other tax returns, including, but not limited to, Internal Revenue Service Schedule "K-1", or any successor thereto, (iii) a copy of the Partnership's United States Partnership Return of Income and (iv) a report setting forth the Funds From Operations per Company Share.

     (b   Within 90 days after the date of the Original Agreement, and by
February 15 of each year, the Partnership will furnish the Limited Partner the financial and tax information with respect to the prior fiscal year of the Partnership that is provided for on Schedule E, with such reasonable changes therein, additions thereto and deletions therefrom as the Limited Partner shall from time to time advise the Partnership and the General Partner in writing (which financial and tax information, prepared in conformity with Schedule E, is intended to permit the Limited Partner to prepare its financial statements and tax returns in accordance with Japanese tax basis accounting methods).

     (c   Within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the Partnership shall prepare and mail to each Partner unaudited financial statements of the Partnership comparable to, and prepared on the basis of accounting principles consistent with those used in the preparation of, the financial statements provided pursuant to Section 6.2(a)(i).

     (d   Within 45 days after the end of each fiscal quarter of each fiscal year, the Partnership shall prepare and mail to each Partner a report setting forth Other Partnerships' EBITDA, Other Partnerships' Net Income and Other Partnerships' Interest Expense for such fiscal quarter and the Coverage as of the end date of such fiscal quarter.

     (e   At the time of the making of any distribution pursuant to Section
5.01, Section 5.02, Section 5.03, Section 8.02, Section 8.03, or Section 8.04, the Partnership shall provide a report setting forth the computation of the amounts available for distribution and distributed at that time.

     (f   Promptly upon receipt of any financial statements or reports from the
Property Partnership relating to any investment of the Property Partnership or other Asset, the Partnership shall mail copies of such statements or reports to each Partner.

     (g   Promptly upon the occurrence of a breach by the General Partner of any of its obligations under this Agreement, and promptly upon becoming aware of any breach by the general partner of the Property Partnership of any of its obligations under the Property Partnership Agreement or the Letter Agreement or the breach by the Company of its covenants under Section 5.1.2 or Section 5.3 of the Company Agreement, the General Partner shall deliver to each Partner written notice of such breach and a description of the facts thereof.

     (h   Promptly upon becoming aware of any default or event of default, or report thereof, under any Indebtedness secured by Properties, the General Partner shall deliver to each Partner written notice of such default or event of default and a description of such facts as are known by or have been reported to the General Partner.

     (i   Promptly upon becoming aware of any proposed Covered Transaction or
Share Acquisition, or any report thereof, the Partnership shall give the Limited Partner notice thereof and a description of such terms and conditions thereof as are known by or have been reported to the Partnership.

     (j   Not less than 30 days prior to the consummation of any sale, transfer, assignment, abandonment or other disposition of any Property, the Partnership shall give the Limited Partner notice thereof, a description of the proposed terms and conditions thereof (including a statement as to whether the purchaser is an unaffiliated third party), and a pro forma determination of the then anticipated amount of the Distributable Disposition Proceeds therefrom and the amounts then anticipated to be distributable to the Limited Partner pursuant to
Section 5.03(b)(i).

     (k   In case the Limited Partner is audited by the Internal Revenue Service or the Japanese National Tax Authority, the Partnership shall timely provide such information and assistance as the Limited Partner may reasonably request in connection with such audit; provided that the rendering of assistance to the Limited Partner by the Partnership shall be without cost or liability to the Partnership.

     (l   The Partnership shall also cause to be delivered to each Partner such other data and information that the Partnership possesses as such Partner from time to time may reasonably request.

     6.03. Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

     6.04. Other Reports. The Partnership shall promptly notify each Partner of any lawsuit commenced by or against the Partnership, any investigation undertaken of the Partnership or any transaction requiring the approval of the Limited Partner.

     6.05. Tax Audits. The General Partner shall be designated as the "tax matters partner" within the meaning of Section 6231(a)(7) of the Code. In the event of an audit of the Partnership by the Internal Revenue Service, the General Partner, at the Partnership's expense, shall have the exclusive right and obligation to conduct all negotiations with the Internal Revenue Service on behalf of the Partnership and the Partners, and the attorneys and accountants selected by the General Partner to conduct such negotiations are hereby specifically authorized by the Partners so to act; provided, however, that (a) in exercising its authority as tax matters partner, the General Partner shall be limited by the provisions of this Agreement affecting tax aspects of the Partnership; (b) the General Partner shall consult in good faith with the Limited Partner regarding the filing of an administrative adjustment request pursuant to Section 6227(b) of the Code with respect to the Partnership or the Property Partnership before filing such request, it being understood, however, that the provisions hereof shall not be construed to limit the ability of either the General Partner or the Limited Partner to file an administrative adjustment request on its own behalf pursuant to Section 6227(a) of the Code;
(c) the General Partner shall consult in good faith with the Limited Partner regarding the filing of a petition for judicial review of an administrative adjustment request under Section 6228 of the Code, or a petition for judicial review of a final partnership administrative judgment under
Section 6226 of the Code relating to the Partnership before filing such petition; (d) the General Partner shall give prompt notice to the Limited Partner of the receipt of any written notice that the Internal Revenue Service or any state or local taxing authority intends to examine Partnership income tax returns for any year, the receipt of written notice of the beginning of an administrative proceeding at the Partnership level relating to the Partnership pursuant to Section 6223 of the Code, the receipt of written notice of the final Partnership administrative adjustment relating to the Partnership pursuant to Section 6223 of the Code, and the receipt of any request from the Internal Revenue Service for waiver of any applicable statute of limitations with respect to the filing of any tax return by the Partnership; and (e) the General Partner shall promptly notify the Limited Partner if the General Partner does not intend to file for judicial review with respect to the Partnership. Each Partner hereby agrees to execute such further authority, if any, as the Internal Revenue Service may require therefor. The General Partner is hereby authorized on behalf of each of the Partners, and as their attorney, to execute in the name and stead of each of the Partners such authorizations as the Internal Revenue Service may require to permit the General Partner and its selected attorneys and accountants to so represent the Partners.

     6.06. Tax Elections. The General Partner may from time to time make and revoke such tax elections as it deems necessary or desirable in its sole discretion to carry out the business of the Partnership or the purposes of this Agreement.

     (a   The General Partner shall elect to deduct certain expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in
Section 709 of the Code.

     (b   If the Limited Partner so requests, the General Partner shall elect pursuant to Section 754 of the Code to adjust the basis of Assets and shall also cause the Property Partnership to make a Section 754 election.

     (c   The General Partner shall cause the Partnership to elect to be treated as a partnership in accordance with the Regulations unless the General Partner reasonably determines, after consultation with the Limited Partner, that such election would be detrimental to the Partnership.

                                 ARTICLE VII

                  ASSIGNMENTS, SALES OR OTHER DISPOSITIONS;
                            WITHDRAWAL OF PARTNERS

     7.01. Assignments, Sales or Other Dispositions by Partners.

     (a   The Limited Partner may assign, sell or otherwise dispose of its
Interest, or any portion thereof, only subject to the consent of the General Partner (which consent the General Partner may withhold in its sole and absolute discretion), and only if the General Partner is reasonably satisfied that the transaction does not violate any Federal or state securities law, does not subject the Partnership, the General Partner or any of its officers or directors to additional regulatory requirements, does not cause the termination or dissolution of the Partnership or cause it to be classified other than as a partnership for Federal income tax purposes and does not cause a loss of limited liability of the Limited Partner; provided, however, that without the consent of the General Partner the Limited Partner may assign and transfer to any member of the Investor Group the entire Interest, but not less than the entire Interest, of the Limited Partner; and provided further, however, that an assignment and transfer by the Limited Partner to a member of the Investor Group of the Limited Partner's Interest shall not be effective, and the Partnership shall not be required to recognize any such assignment, until the Partnership shall have received written notice of such assignment, identifying the assignee of the Limited Partner's Interest (which notice shall be effective at the time of the receipt thereof by the Partnership).

     (b   In the event of the death, disability, incompetence, insolvency, incapacity or bankruptcy of the Limited Partner, the heirs, executor, guardian, conservator or trustee of the Limited Partner shall have such rights as the Limited Partner had to receive distributions under Articles V and VIII, to receive allocations of Profit and Loss, to exercise rights and make elections under Article VIII, and to assign, sell or otherwise dispose of the Interest of the Limited Partner, subject to the consent of the General Partner, in its sole and absolute discretion, but shall not become a substituted Limited Partner or have any right to constitute any assignee, purchaser or transferee of such Interest a substituted Limited Partner without the consent of the General Partner (which consent the General Partner may withhold in its sole and absolute discretion).

        (c The assignee of an Interest pursuant to Section 7.01(a) shall become a substituted Limited Partner only with the consent of the General Partner, in its sole and absolute discretion, and subject to (i) the assignee having executed and become a party to and agreed to be bound by the terms of this Agreement, and having executed such other instruments as the General Partner may reasonably deem necessary or desirable to admit such assignee as a substituted Limited Partner; (ii) the assignee having executed and become a party to and agreed to be bound by the terms of each other agreement to which the Limited Partner is a party (including the Company Agreement); (iii) each other party to such agreements whose consent is required as a condition to the assignee becoming a party thereto having consented thereto; (iv) the obligations of the Company under the Company Agreement not being adversely affected by the assignee becoming a substituted Limited Partner or a party to any such agreement; and (v) the assignor having paid or caused to have been paid all of the Partnership's reasonable expenses connected with such assignment and substitution (including, but not limited to, the reasonable legal and accounting fees of the Partnership); provided, however, that without the consent of the General Partner any member of the Investor Group to which the Limited Partner has assigned and transferred its entire Interest pursuant to the proviso to Section 7.01(a) may, upon satisfaction of the conditions set forth in clauses (i) through (v) of this Section 7.01(c), become a substituted Limited Partner.

        (d Any substituted Limited Partner admitted to the Partnership pursuant to this Section 7.01 shall succeed to all the rights and be subject to the obligations of the assigning Limited Partner as provided by law in respect of the Interest as to which it was substituted.

        (e Except as provided in Section 7.01(d) or as the General Partner and the Limited Partner may mutually determine (in their sole discretions) as provided in Section 4.02(c), the General Partner may not admit any Person as a limited partner to the Partnership.

        (f The General Partner may assign and transfer its entire (but not less than its entire Interest) to any Person that is a directly or indirectly wholly-owned subsidiary of the Company and/or Ambassador Apartments, L.P., and not under any circumstances to any other Person, and, in any event, only subject to the consent of the Limited Partner (which consent the Limited Partner may withhold in its sole and absolute discretion).

        (g The assignee of the General Partner's Interest pursuant to Section 7.01(f) shall become a substituted General Partner only with the consent of the Limited Partner, in its sole and absolute discretion, and subject to (i) the assignee having executed and become a party to and agreed to be bound by the terms of this Agreement; and having executed such other instruments as the Limited Partner may reasonably deem necessary or desirable to admit such assignee as a substituted General Partner; (ii) the assignee having executed and become a party to and agreed to be bound by the terms of each other agreement to which the General Partner is a party (including the Company Agreement); (iii) each other party to such agreements whose consent is required as a condition to the assignee becoming a party thereto having consented thereto; (iv) the obligations of the Company under the Company Agreement not being adversely affected by the assignee becoming a substituted General Partner or a party to any such agreement; and (v) the assignor having paid or caused to have been paid all of the Partnership's reasonable expenses connected with such assignment and substitution (including, but not limited to, the reasonable legal and accounting fees of the Partnership).

        (h Except as expressly provided in Sections 7.01(f) and (g), the General Partner shall not assign, sell, transfer, encumber or otherwise dispose of all or any part of its Interest or any rights in or obligations under this Agreement.

        (i The Partnership and the General Partner shall be entitled to treat the record owner of any Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written assignment of such Interest has been received and consented to by the General Partner and recorded on the books of the Partnership.

     7.02. Withdrawal of Partners.

        (a The Limited Partner may not and shall not be permitted to withdraw from the Partnership except (i) upon a substituted Limited Partner succeeding to all the rights and obligations of the withdrawing Limited Partner in accordance with Sections 7.01(c) and (d), (ii) upon the Redemption of the Limited Partner's Interest or (iii) in connection with the dissolution and liquidation of the Partnership.

        (b Except as provided in Section 8.01, the General Partner shall not be permitted to withdraw from the Partnership except upon a substituted General Partner succeeding to all of the rights and obligations of the withdrawing General Partner in accordance with Section 7.01(g); and the General Partner and the Limited Partner agree that the General Partner (or such substituted General Partner) shall remain the sole general partner of the Partnership during the entire term of the Partnership.

     7.03. Void Assignments. Any purported sale, assignment or other disposition by any Partner (including assignees thereof, purchasers or other transferees therefrom or substituted partners therefor) of any Interest in the Partnership or in this Agreement not made strictly in accordance with the provisions of this Article VII shall be entirely null and void.

                                 ARTICLE VIII

                       DISSOLUTION OF THE PARTNERSHIP;
                      DEATH, INSOLVENCY, ETC. OF PARTNER


     8.01.  Dissolution.

        (a     The Partnership shall be dissolved and its affairs shall be wound up upon:

           (i     the end of the term of the Partnership, as provided in
Section 2.05;

           (ii the sale, disposition or distribution of all or substantially all of the property of the Partnership or the Property Partnership;r

           (iii the Redemption of the Limited Partner's Interest;

           (iv the happening of an event or the existence of a condition described in Section 17-402(a)(4), (5) or (8) of the Delaware Act; or

           (v the election of the Limited Partner upon the occurrence and continuation of a Trigger Event; or

           (vi the mutual determination of the General Partner and the Limited Partner;

provided, however, that, notwithstanding the occurrence of an event specified in clause (iv) above, the Partnership shall not be terminated and its affairs wound up if (A) the Limited Partner (x) elects, within 90 days after any such occurrence, to continue the Partnership and the Partnership's business, (y) designates a successor General Partner and (z) assigns to such successor General Partner a portion of the Limited Partner's Interest and (B) the conditions set forth in clauses (i), (iii) and (iv) of Section 7.01(g) are satisfied. In the event the Limited Partner so elects to continue the Partnership with a new General Partner, the business of the Partnership shall be continued, as a successor limited partnership, if necessary, upon the terms of this Agreement, except that the Interest of the former General Partner shall be converted into a Limited Partner's Interest (but the relative priority of the Partner's rights to allocations and distributions shall not be changed), and the new General Partner shall succeed to all of the powers and privileges of the General Partner hereunder.

        The Partnership shall not dissolve upon the death, disability, incompetence, insolvency, incapacity or bankruptcy of any Person which may be a Limited Partner.

        (b When the Partnership is dissolved, the property and business of the Partnership shall be liquidated by such Person as shall be approved by the Limited Partner (which approval the Limited Partner may withhold in its sole and absolute discretion) or, in the event of the dissolution of the Partnership during the continuance of any event specified in Section 8.03(a)(ii), by such Person as shall be designated by the Limited Partner. Each Partner, upon the request of such Person, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as such Person shall reasonably request to effectuate the proper dissolution and termination of the Partnership, including the winding up of the business of the Partnership.

        (c As soon as practicable after the effective date of dissolution of the Partnership, whether by expiration of its full term or otherwise, but in any event by the end of the Partnership Taxable Year (or, if later, within 90 days after such liquidation) as required under Regulation Section 1.704-l(b)(2)(ii)(b)(2), the Assets shall be distributed in compliance with such Regulation and in the following manner and order:

           (i the claims of all creditors of the Partnership who are not Partners, and the expenses of dissolution and winding up, shall be paid and discharged or reasonably reserved against;

           (ii the claims of the Partners for advances pursuant to Section 3.10(c) shall be paid and discharged in the priority provided in Section 3.10(c);

           (iii the other claims, if any, of the Limited Partner as a creditor of the Partnership shall be paid and discharged; and

           (iv the other claims, if any, of the General Partner as a creditor of the Partnership shall be paid and discharged.

        The remaining Assets shall be available for distribution to the Partners pursuant to Section 8.02.

     8.02. Distributions on Liquidation.

        (a As promptly as practicable after the determination pursuant to Section 8.01 of the amount of Assets available for distribution to the Partners upon the liquidation of the Partnership, the Net Equity Value as of the date of such determination shall be determined and such Assets shall be distributed to the Partners, as follows:

           (i First, to the Limited Partner an amount determined as follows:

               (A0 first, to the Limited Partner until, together with the aggregate of all prior distributions to the Limited Partner other than prior distributions of the Aliquot Share of its Capital Contribution, the Limited Partner shall have received the Limited Partner's Priority Distribution;

               (B0 second, to the Limited Partner, until the Limited Partner shall have received the return of its Adjusted Capital Contribution; and

               (C0 third, to the Limited Partner 30% of any balance in excess of the amount necessary to return to the General Partner the General Partner's Adjusted Capital Contribution, and


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

           (ii Second, all remaining such Assets to the General Partner.

        (b Notwithstanding the foregoing provisions of this Section 8.02, Assets shall be distributed to the Limited Partner pursuant to Section 8.02(a)(i) only to the extent that, after, taking into account all the allocations provided for in Section 5.04, such distribution would not cause the Limited Partner to have a negative Capital Account balance and the Limited Partner shall return to the Partnership any distribution erroneously paid to the Limited Partner in excess of this limit as soon as practical after being notified by the Partnership of such erroneous distribution.

        (c Except as provided in Section 8.05, distributions of Assets to the Partners pursuant to Section 8.02(a) shall be made in the following manner:

           (i Distributions to the Limited Partner pursuant to Section 8.02(a)(i) shall be in cash or, so long as no Trigger Event shall have occurred and be continuing, in cash or in Company Shares or any combination thereof, as the General Partner shall, in its sole and absolute discretion, elect (it being understood that, notwithstanding any other provision of this Section 8.02, so long as a Trigger Event shall have occurred and be continuing any distribution of Assets pursuant to this Section 8.02 or, to the extent that the provisions of this Section 8.02 are incorporated in Section 8.03, pursuant to Section 8.03, shall be made only in cash and not in Company Shares or any combination of cash and Company Shares). If the General Partner shall elect to cause the Partnership to make any part of such distribution in Company Shares, such distribution of Company Shares to the Limited Partner shall be subject to the following conditions:

               (A0 Not later than the sixtieth day after the determination pursuant to Section 8.01 of the amount of Assets of the Partnership available for distribution to the Partners upon liquidation of the Partnership, the General Partner shall (x) notify the Limited Partner in writing of the portion, if any, of the distribution to the Limited Partner pursuant to Section


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

8.02(a)(i) that the General Partner elects to cause the Partnership to make in Company Shares and (y) pay in cash, in immediately available funds, the portion of such distribution that is not to be made in Company Shares, with interest from the date of such determination pursuant to Section 8.01 to the date of payment, at the rate of 8 1/2% per annum;

                (B0 The Company Shares distributed to the Limited Partner shall be Freely Transferable Shares on the date actually distributed to the Limited Partner and the Partnership shall bear all costs of issuance of such Company Shares and the distribution thereof to or on behalf of the Limited Partner (including the Registration Expenses, as such term is defined in the Company Agreement), other than income taxes imposed on the Limited Partner or any stock transfer taxes that would be payable if the Limited Partner directed that the Company Shares be registered in a name other than the name of the Limited Partner;

                (C0 In order to permit the registration of the Company Shares, the distribution to the Limited Partner of such Company Shares (but not any distribution of cash, which will be made at the time of the determination of the Net Equity Value as of the date of the determination of the Assets available for distribution, as provided in Section 8.02(a)) may occur up to 90 days after the determination pursuant to Section 8.01 of the amount of Assets available for distribution to the Partners upon the liquidation of the Partnership. If such Freely Transferable Shares are not delivered by such time in accordance with the terms and conditions of this Agreement then, unless the Limited Partner shall consent in writing to delivery of such Company Shares at a later time, the full distribution of Assets to the Limited Partner pursuant to Section 8.02(a)(i) shall be made in cash and the Limited Partner shall be entitled to interest, from the time of such determination pursuant to Section
8.01 to the date of payment, at the rate of 8 1/2% per annum, on the amount distributable to the Limited Partner that was to have been delivered in Company Shares;

                (D0 The number of Company Shares to be delivered to the Limited Partner will be determined based on the lower of (1) the Closing Price of the Company Shares on the trading

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

day prior to the effectiveness of the registration statement for the Company Shares to be delivered to the Limited Partner and (2) 105% of the Average Market Price of the Company Shares as of the trading day prior to the effectiveness of such registration statement; and

                (E0 The Partnership shall not deliver any fractional Company Shares and, in lieu thereof, shall deliver cash in an amount equal to the fractional Company Share otherwise to be distributed pursuant to Section 8.02(c)(i) multiplied by the Closing Price of the Company Shares on the trading day prior to the payment in lieu of such fractional Company Share.

           (ii Except as provided in Section 8.05, distributions to the General Partner pursuant to Section 8.2(a)(ii) shall be in cash or in kind, as the General Partner may determine.
     8.03. Redemptions at the Option of the Limited Partner.

        (a The Limited Partner may, in its sole and absolute discretion, require that the Partnership redeem the Limited Partner's entire Interest, but not less than the Limited Partner's entire Interest (i) at any time from the fifth anniversary of the Closing Date through the end of the term of the Partnership, as provided in Section 2.05, and (ii) notwithstanding the provisions of the foregoing clause (i), at any time that there occurs (A) an event of default (that is, the occurrence of a default or breach and the continuance of such default or breach uncured and unwaived after the giving of any required notice and the passage of any period provided for cure) under the terms of any Indebtedness secured by any of the Properties, which event of default continues uncured and unwaived to the time of the notice of election pursuant to Section 8.03(b), or (B) a breach by the General Partner of any of its obligations under this Agreement, or a breach by the general partner of the Property Partnership of any of its obligations under the Property Partnership Agreement or the Letter Agreement, and the continuation of such breach for the lesser of 30 days following notice thereof from or on behalf of the Limited Partner and 60 days after the occurrence of such breach, (C) a breach by the Company of its covenants under Section 5.1.2 or Section 5.3 of the Company Agreement, or (D) a Reimbursement Agreement Default; provided,


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

however, that with the prior written consent of the General Partner, which the General Partner may withhold in its sole and absolute discretion, the Limited Partner may elect to require that the Partnership redeem less than the Limited Partner's entire Interest. In addition, the Limited Partner may, in its sole and absolute discretion, require that the Partnership redeem the Applicable Percentage of the Limited Partner's Interest.

        (b The option of the Limited Partner to require that the Partnership redeem the Limited Partner's Interest, or the Applicable Percentage thereof, shall be exercised by the delivery of written notice of election by the Limited Partner to the Partnership and the General Partner, which notice shall state the date on which such election is to be effective (the "Effective Date") and shall be delivered on a date not less than ten nor more than sixty days prior to the Effective Date. A notice of election, once delivered, can be rescinded only with the consent of the General Partner, which the General Partner can withhold in its sole and absolute discretion. Upon receipt of a notice of election, the General Partner shall, as promptly as practicable (and, in event, within 30 days after the Effective Date), determine on a pro forma basis, and advise the Limited Partner of, the amount that would have been distributable to the Limited Partner pursuant to Section 8.02(a) if the Partnership had been dissolved on the Effective Date (including the Net Equity Value and the Limited Partner's Share thereof) and the amount distributable to the Limited Partner pursuant to Section 8.03(d).

        (c Upon Redemption, the Limited Partner shall be entitled to receive, in the sole and absolute discretion of the Limited Partner, either

           (i the amount that would have been distributable to the Limited Partner pursuant to Section 8.02(a)(i) if the Partnership had been dissolved on the Effective Date and such amount shall be distributed, in cash or Company Shares, or any combination thereof, in the sole and absolute discretion of the General Partner, at the time and in the manner and to the extent that a distribution under Section 8.02 would be made under Section 8.02, or




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

           (ii the amount determined as provided in Section 8.03(d), which amount shall be distributed in Company Shares, determined as provided in Section 8.03(d)(i), or cash, determined as provided in Section 8.03(d)(ii), or any combination thereof, determined as provided in Section 8.03(d)(iii), in the sole and absolute discretion of the General Partner, at the time and in the manner provided in Section 8.03(d)(iv); PROVIDED, HOWEVER, that notwithstanding any other provision of this Section 8.03, so long as a Trigger Event shall have occurred and be continuing any amount determined and distributed to the Limited Partner pursuant to Section 8.03(d) shall be made only in cash and not in Company Shares or any combination of cash and Company Shares.


Not later than the 15th day following receipt from the General Partner of the determination pursuant to Section 8.03(b) on a pro forma basis of amounts distributable to the Limited Partner, the Limited Partner shall notify the General Partner in writing of whether the Limited Partner elects to receive the amount determined pursuant to Section 8.03(c)(i) or the amount determined pursuant the Section 8.03(c)(ii) and if the Limited Partner fail timely to give such notice and the General Partner shall not (in its sole and absolute discretion) have consented to an extension of the time for the giving of such notice, the Limited Partner shall be deemed to have elected to receive an amount determined under that Section that, based on the amounts shown on the pro forma determination delivered to the Limited Partner pursuant to Section 8.03(b) and the Closing Price on the business day next preceding the 15th day following receipt by the Limited Partner of such pro forma determination, would provide the greater amount (recognizing that, at the time of actual distribution of such amount it may not be the greater amount).

        (d The number of Company Shares or amount of cash that the Limited Partner would be entitled to receive pursuant to Section 8.03(c)(ii) is determined as follows:

           (i If the General Partner, in its sole and absolute discretion, (subject to the proviso to Section

8.03(c)(ii)), elects to cause the Partnership to deliver solely Company Shares upon Redemption of the Limited Partner's Interest, initially the number of Company Shares shall be determined by dividing the Limited Partner's Adjusted Capital Contribution immediately prior to the effectiveness of the Redemption by (x) 110% of the Average Market Price as of the Closing Date, if the option is exercised at the time and under the circumstances contemplated by Section 8.03(a)(i), or (y) the Closing Price on the Closing Date, if the option is exercised at the time and under the circumstances contemplated by Section 8.03(a)(ii), in either case adjusted as provided in Sections 8.03(d)(i)(A) through (D). The Partnership shall not deliver any fractional Company Shares and, in lieu thereof, shall deliver cash in an amount equal to the fractional Company Share otherwise to be distributed pursuant to this Section 8.03(d)(i) multiplied by the Closing Price of the Company Shares on the trading day prior to the payment in lieu of such fractional Company Share.

                (A0 If, after the date hereof, the Company shall, directly or indirectly, (i) pay a dividend in Company Shares, (ii) subdivide or combine the outstanding Company Shares into a greater or lesser number of shares, or (iii) reclassify the Company Shares into any other shares of capital stock, the number and type of Company Shares so deliverable shall be adjusted so that if the option provided in Section 8.03(c)(ii) were exercised immediately after the effective date of such event (without regard to whether the option is then exercisable) the Limited Partner would receive the same number of Company Shares it would have received if it had exercised the option immediately prior to the record date for such event.

                (B0 If, after the date hereof, the Company, directly or indirectly, issues rights, options or warrants to purchase, or other securities convertible into or exchangeable for, Company Shares, other than Excludable Shares, at a price per share less than the Average Market Price as of the record date for the issuance of such rights, options, warrants or other securities, the number of Company Shares so deliverable shall, as of such record date, be multiplied by a fraction the numerator of which is the sum of the number of Company Shares outstanding immediately prior to such date plus the number of additional Company Shares for which such rights, options or warrants are exercisable, or into which such other securities are convertible or exchangeable, and the denominator of which is the sum of the number of Company Shares outstanding immediately prior to such date plus the number of Company Shares which the aggregate of the issue price, if any, of such rights, options or warrants and the exercise price thereunder, or the consideration or issue price of such other securities, would purchase at such Average Market Price; provided, however, that if, prior to the time of the delivery of Company Shares, any such rights, options, warrants or other securities shall expire or otherwise cease to be exercisable, then the adjustment provided in this Section 8.03(d)(i)(B) shall be recomputed to reflect the number of Company Shares actually issued upon exercise of such rights, options or warrants, or conversion or exchange of such other securities.

                (C0 If, after the date hereof, the Company shall have entered into a Covered Transaction or Share Acquisition in which the holders of Company Shares are entitled to receive equity securities of the survivor of such transaction in exchange for Company Shares, and, pursuant to the provisions of
Section 8.04(b), such Covered Transaction or Share Acquisition does not cause the redemption of the Limited Partner's Interest, then, effective upon the consummation of such Covered Transaction or Share Acquisition, the number and nature of securities deliverable pursuant to Section 8.03(c)(ii) (if and to the extent that the General Partner shall have determined, in its sole and absolute discretion, to distribute Company Shares, rather than cash) shall be the kind and number of shares of stock or other securities that would have been deliverable to the Limited Partner in connection with such transaction if the Limited Partner had elected pursuant to Section 8.03(c)(ii) to cause the Partnership to redeem its Interest (without regard to whether such option is then exercisable) immediately prior to, and participated in, such transaction. Following such adjustment, the term "Company Shares" initially shall mean such kind and number of shares of stock or other securities, adjusted from time to time as provided in Section 8.03(d)(i)(A) through (D).

                (D0 Notwithstanding the foregoing provisions of this Section 8.03(d)(i), the number of Company Shares deliverable pursuant to Section 8.03(c)(ii) shall not exceed the number of Company Shares determined by dividing the Limited Partner's Adjusted Capital Contribution at the time of delivery to the Limited Partner of such Company Shares by the lower of (i) the Closing Price of the Company Shares on the trading day prior to such delivery to the Limited Partner and (ii) 105% of the Average Market Price of the Company Shares as of such trading day.

           (ii If the General Partner, in its sole and absolute discretion (subject to the proviso to Section 8.03(c)(ii)), elects to cause the Partnership to distribute solely cash upon Redemption of the Limited Partner's Interest, such cash shall be in an amount equal to the product of the number of Company Shares determined pursuant to Section 8.03(d)(i) multiplied by the Closing Price of the Company Shares on the trading day prior to the distribution of such cash to the Limited Partner pursuant to Section 8.03(c)(ii).

           (iii If the General Partner, in its sole and absolute discretion (subject to the proviso to Section 8.03(c)(ii)), elects to cause the Partnership to distribute a combination of Company Shares and cash upon Redemption of the Limited Partner's Interest, the General Partner shall determine on a pro forma basis the number of Company Shares that would be distributable by the Partnership pursuant to Section 8.03(d)(i) if the General Partner had elected to cause the Partnership to distribute solely Company Shares. The General Partner shall then determine, in its sole and absolute discretion, the actual number of Company Shares that the General Partner elects to cause the Partnership to distribute, and the cash to be distributed shall be in an amount equal to the product of (A) the excess of the number of Company Shares determined pursuant to Section 8.03(d)(i) over the number of Company Shares actually to be distributed by the Partnership multiplied by (B) the Closing Price of the Company Shares on the trading day prior to the distribution of such cash to the Limited Partner pursuant to Section 8.03(c)(ii).

           (iv If the General Partner, in its sole and absolute discretion (subject to the proviso to Section 8.03(c)(ii)), elects to cause the Partnership to distribute any cash upon the Redemption of the Limited Partner's Interest pursuant to Section 8.03(c)(ii), such cash shall be paid in immediately available funds in U.S. dollars not later than the 60th day after the Effective Date with interest, from the Effective Date to the date of payment at the rate of 8 1/2% per annum. Not later than the sixtieth day after the Effective Date, the General Partner shall notify the Limited Partner in writing of the portion, if any, of the distribution to the Limited Partner pursuant to Section 8.03(c)(ii) that the General Partner elects to cause the Partnership to make in Company Shares. If the General Partner, in its sole and absolute discretion, elects to cause the Partnership to deliver any Company Shares upon Redemption of the Limited Partner's Interest pursuant to Section 8.03(c)(ii), such Company Shares shall be Freely Transferable Shares on the date actually distributed to the Limited Partner and the Partnership shall bear all costs of issuance of such Company Shares and the distribution thereof to or on behalf of the Limited Partner (including the Registration Expenses, as such term is defined in the Company Agreement), other than any income taxes or stock transfer taxes that would be payable if the Limited Partner directed that the Company Shares be registered in a name other than the name of the Limited Partner. In order to permit the registration of such Company Shares, the delivery to the Limited Partner of such Company Shares (but not distribution to the Limited Partner of such cash, which will be made as provided in the first sentence of this Section 8.03(d)(iv)) may occur up to 90 days after the Effective Date. The Partnership shall bear the risk, and derive the benefit, of any changes in the market price of Company Shares to be distributed to the Limited Partner between the Effective Date and the time of the distribution thereof. To that end, the Partnership shall be required to distribute to the Limited Partner the number of Company Shares that, at the time of the distribution thereof, have the same value (based on the Closing Price of the Company Shares on the trading day prior to such distribution) as the number of Company Shares determined pursuant to Section 8.03(d)(i) (based on the Closing Price of the Company Shares on the trading day next following the Effective Date. If such Freely Transferable Shares are not delivered in accordance with the terms and conditions of this Agreement by such 90th day after the Effective Date then, unless the Limited Partner shall consent in writing to delivery of such Company Shares at a later time, the Limited Partner's Interest shall be redeemed solely for cash in accordance with Section 8.03(d)(ii) and the Limited Partner shall be entitled to interest, from the Effective Date to the date of payment, at the rate of 8 1/2% per annum on the amount distributable to the Limited Partner that was to have been delivered in Company Shares.

           (v Upon the Redemption of an Applicable Percentage of the Limited Partner's Interest, the computations and determinations provided in Sections 8.03(d)(i) through (iv) shall be adjusted pro tanto to reflect the percentage of the Limited Partner's Interest that is being redeemed.

        (e Notwithstanding the foregoing provisions of this Section 8.03, Company Shares and/or cash shall be distributed to the Limited Partner pursuant to Section 8.03(c)(i) only to the extent that, after taking into account all the allocations provided for in Section 5.04, such distribution would not cause the Limited Partner to have a negative Capital Account and the Limited Partner shall return to the Partnership any distribution erroneously paid to the Limited Partner in excess of this limit as soon as practical (and in no event more than 30 days) after being notified by the Partnership of such erroneous distribution.

     8.04. Redemption Upon Certain Events.

        (a At or prior to the consummation by the Company of any Covered Transaction, or the consummation by any Person of any Share Acquisition, the Partnership shall, subject to the provisions of Section 8.04(b), redeem the Limited Partner's Interest for an amount in cash, in immediately available funds, which, together with all other distributions to the Limited Partner under this Agreement, returns the entire Capital Contribution of the Limited Partner, with an Internal Rate of Return thereon, from the Closing Date through the date of Redemption pursuant to this Section 8.04(a), of 14%.


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

        (b Notwithstanding the provisions of Section 8.04(a), if

           (i in any Covered Transaction or Share Acquisition in which the holders of Company Shares receive equity securities of the survivor in exchange for Company Shares, the surviving Person in any merger or consolidation or the acquiring Person in any sale, transfer, conveyance or other disposition or acquisition of Company Shares (referred to in this Section 8.04(b) as the "survivor") (A) is a corporation, partnership, business trust, limited liability company or joint stock company organized under the laws of any state of the United States whose equity securities are registered under the Exchange Act and are listed on a national securities exchange in the United States or admitted to trading on the NASDAQ National Market and (B) after giving effect to such Covered Transaction or Share Acquisition has total capitalization (that is, total long-term debt and capitalized leases and total equity) that is (1) in excess of $500 million and (2) not less than 166-2/3% of total long-term debt and capitalized leases;

           (ii the survivor, in its sole and absolute discretion, shall enter into a written agreement with and for the benefit of the Limited Partner, the Partnership and the General Partner pursuant to which the survivor becomes a party to, and to assumes and agrees to be bound by all of the provisions of the Company Agreement, with such changes therein, additions thereto and deletions therefrom as shall be reasonably necessary to reflect the identity, address, structure and place of organization of the survivor, the nature and designation of the equity securities of the survivor, and such other similar or comparable terms as are appropriate in the circumstances; and

           (iii the Limited Partner, in its sole and absolute discretion, shall enter into an amendment to this Agreement pursuant to Section 9.07(a) to makes changes, additions or deletions as are required to effect the adjustments contemplated by Section 8.03(d)(i)(C), which shall evidence the Limited Partner's willingness to accept the equity securities of the survivor when the Limited Partner would otherwise have received

Company Shares and the Limited Partner's willingness to accept the covenants and undertakings of the survivor rather than the covenants and undertakings of the Company, then the Partnership shall not be required to redeem the Interest of the Limited Partner and the Partnership shall continue its existence and operations subject to the terms of this Agreement.

     8.05. Actions Upon a Trigger Event. If a Trigger Event shall have occurred and be continuing, the Limited Partner may, in its sole and absolute discretion, elect to cause the Partnership to dissolve and its affairs to be wound up. If the Limited Partner so elects to cause the Partnership to dissolve, the property and business of the Partnership shall be liquidated, as provided in Section 8.01(b) and the Assets available for distribution to the Partners pursuant to Section 8.02 shall be distributed to the Partners in kind. Following such distribution of the Assets to the Partners in kind, the Partners shall hold undivided interests in each and every Asset so distributed to the Partners subject to the agreement of the Partners that (a) only the Limited Partner shall have any right or authority to negotiate for, arrange or agree to any sale of any of such Assets or such rights and (b) if the Limited Partner enters into any agreement for the sale of any Asset so distributed to the Partners, or for the sale of the interests of the Partners in such Asset, the General Partner will sell its interest in such Asset pursuant to such agreement at the price, on the terms and subject to the conditions so agreed to by the Limited Partner. The Agreement of the General Partner in this Section
8.05 shall be a power of attorney that is vested with an interest and is, therefore, irrevocable and, in the event of such dissolution and liquidation of the Partnership, the General Partner will execute such instruments as are requested by the Limited Partner, in its sole and absolute discretion, to effect or further assure the rights and interests of the Limited Partner and the agreement of the Partners in this Section 8.05.

     8.06. HSR Delays in Registration. In the event that (a) in connection with the distribution of Assets to the Limited Partner pursuant to Section 8.02 upon the liquidation of the Partnership or the Redemption of the Limited Partner's Interest pursuant to Section 8.03, the General Partner shall, in its sole and absolute discretion, elects to cause the Partnership to deliver Company Shares and (b) the receipt of such Company Shares by the Limited Partner is then subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as then in effect, or any succeeding law (the "HSR Act"), and is not exempt therefrom under the rules of the Federal Trade Commission (or any successor thereto in the administration of the HSR Act) (the "FTC") under the HSR Act (the "HSR Rules"), then, notwithstanding the provisions of Sections 8.02(c)(ii)(B) and (C) and Section 8.03(d)(iv), the following provisions shall be applicable.

           (i) The Limited Partner shall, as soon as practicable (and, in any event, not later than ten days) after receipt of notification by the General Partner that the General Partner elects to cause the Partnership to deliver Company Shares, prepare and file in accordance with the HSR Rules a Premerger Notification and Report (an "HSR Filing") with respect to the receipt of Company Shares by the Limited Partner and shall prosecute such filing in good faith in a timely and diligent manner (including responding timely and fully to all requests by the FTC or the Justice Department for additional information).

           (ii) The Partnership shall pay, as part of the Registration Expenses (as such term is defined in the Company Agreement), the filing fee payable by the Limited Partner for the filing of the HSR Filing and the Limited Partner shall pay all of its other costs and expenses in preparing and filing the HSR Filing and diligently prosecuting such filing.

           (iii) The Limited Partner shall agree to sell such number of Company Shares, under such circumstances (including an underwritten public offering immediately upon receipt of such Company Shares) and on such terms and conditions as are necessary to obtain a termination of the waiting period under the HSR Act after the thirtieth day (that is, other than to obtain an early termination of the waiting period) or to resolve concerns or objections of the FTC or the Justice Department to the Limited Partner's receipt of such Company Shares.

     (iv) If and to the extent that the delivery to the Limited Partner of Freely Transferable Shares is precluded by the continuation of the waiting period under the HSR Act, or the objection of the FTC or the Justice Department to the receipt by the Limited Partner of any or all of such Company Shares, the requirement that the Partnership deliver such Freely Transferable Shares not later than 90 days after the determination pursuant to Section 8.01 of the amount of Assets available for distribution to the Partners upon the liquidation of the Partnership or the Effective Date, as the case may be, shall be suspended; provided, however, that such suspension shall not continue past the time that the FTC or Justice Department shall have advised the Limited Partner that the waiting period will not be terminated and/or that their objections will not be lifted.

           (v) The General Partner may, in its sole and absolute discretion, at any time during the continuation of the waiting period under the HSR Act, distribute cash (including cash in an amount sufficient to cause the remaining number of Company Shares to be exempt from the operation of the HSR Act) to the Limited Partner in lieu of Company Shares, as provided in Section 8.02(c)(ii)(C) or Section 8.03(d)(iv), as the case may be, and, if (but only if) the Limited Partner shall have timely prepared and filed the HSR Filing and complied with the provisions of this Section 8.06, the Limited Partner shall be entitled to receive interest on such cash from the date of the determination pursuant to Section 8.01 of the amount of Assets of the Partnership available for distribution to the Partners upon the liquidation of the Partnership or the Effective Date, as the case may be, to the date of payment, at 8 1/2% per annum.

     8.07. Purchases of Company Shares. From and after the time of the determination pursuant to Section 8.01 of the amount of Assets of the Partnership available for distribution to the Partners upon liquidation of the Partnership or the Effective Date, as the case may be, until the time of the distribution of Assets to the Limited Partner pursuant to Section 8.02(a)(i) or the Redemption of the Limited Partner's Interest pursuant to Section 8.03(c), as the case may be, neither the General Partner nor any Affiliate of the General Partner (including the Company) shall purchase any Company Shares, in the open market or otherwise. If the General Partner or any Affiliate of the General Partner shall purchase any Company Shares during such period, unless the Limited Partner shall consent in writing to such purchase, the Limited Partner's Interest shall be redeemed solely for cash based on the higher of the Closing Price of the Company Shares on the trading day prior to the time of determination or the giving of the notice of election, as the case may be, and the Closing Price of the Company Shares on the trading day prior to the distribution of such cash.



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

                                  ARTICLE IX

                                MISCELLANEOUS

     9.01. Binding Agreement. This Agreement shall be binding upon the heirs, successors and assigns of the Partners.

     9.02. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied between residents of that State entering into contracts wholly to be performed in that State.

     9.03. Gender. As used herein, neuter pronouns shall include the masculine and feminine, and vice versa, and singular nouns and pronouns shall include the plural.

     9.04. Notices. All notices hereunder shall be in writing and shall be given: (a) if to the Partnership or the General Partner, at 77 West Wacker Drive, 40th Floor, Chicago, Illinois 60601, Attention: President, or such other address or addresses of which the Partners shall have been given notice, with copies to Kirkland & Ellis, 200 East Randolph Drive, 54th Floor, Chicago, Illinois 60601, Attention: Robert Osborne, Esq., or such other address or addresses of which the Partners shall have been given notice; and (b) if to the Limited Partner, at the address shown on the signature page of this Agreement for the Limited Partner, or such other address or addresses of which the Partnership shall have been given notice, with copies to Brown & Wood LLP, One World Trade Center, New York 10048, Attention: Michael G. Wolfson, Esq., and Nomura Securities International, Inc., 2 World Financial Center, Building B, New York, NY 10281-1198, Attention: Managing Director, Structured Finance, or such other address or addresses of which the Partnership shall have been given notice. Any notice shall be deemed to have been given if personally delivered or sent by United States mail or by commercial courier or delivery service or by telegram or telex and shall be deemed received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, ten days after deposit in the mail, postage prepaid, (ii) if sent by United States Express Mail or by commercial courier or delivery service, two business days after



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

delivery to a United States Post Office or delivery service, postage prepaid,
(iii) if sent by telegram, telex or facsimile transmission, when receipt is acknowledged by answerback, and (iv) if delivered by hand, on the date of receipt.

     9.05. Power of Attorney. The Limited Partner hereby constitutes and appoints the General Partner as its true and lawful representative and attorney-in-fact, with full power and authority in its name, place and stead, to make, execute, acknowledge, deliver, swear to, record and file with respect to the Partnership any amendments to and restatements of the Certificate of Limited Partnership as such an amendments and restatements are required by applicable law.

     9.06. Additional Limited Partners. It is anticipated that Investor will remain the sole Limited Partner for the entire term of the Partnership and, accordingly, the language of this Agreement generally refers solely to "the Limited Partner." However, if there shall be more than one Limited Partner, then, except for the references to the Limited Partner in Section 4.01 and 4.02(a) (which are references solely to Investor), any reference to "the Limited Partner" shall be deemed to be a reference to all of the Limited Partners or each Limited Partner or any Limited Partner at the time, as the context requires, except as follows:

        (a) except as otherwise specifically provided in this Section 9.06, any consent of the Limited Partner shall be deemed to mean the consent of a majority in Interest of the Limited Partners at the time;

        (b) consent of the Limited Partner pursuant to Section 3.03, and approval of the Limited Partner referred to in Section 8.01(b) shall be deemed to mean the consent or approval, as the case may be, of 75% in Interest of the Limited Partners at the time;

        (c) amounts distributable to the Limited Partner under Sections 5.01, 5.02, 5.03, 8.02, 8.03, or 8.04, and amounts allocable to the Limited Partner under Section 5.04, shall be dis-


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

tributed or allocated to the several Limited Partners at the time, pro rata, in proportion to their then Partnership Percentages;

        (d) the reference in Section 8.01(a)(iii) to the Redemption of the Limited Partner's Interest shall be deemed to mean the redemption of the Interests of all of the then Limited Partners;

        (e) the reference in Section 8.02(c)(i)(B) and Section 8.03(d)(iv) to the consent of the Limited Partner to the delivery of Company Shares at a later time shall be deemed to mean the consent of a majority in Interest of the Limited Partners, which consent shall bind all Limited Partners;

        (f) the notice of election provided for in Section 8.03(b) shall be given by a majority in Interest of the Limited Partners at the time and shall bind all Limited Partners, but the election by the Limited Partner provided in
Section 8.03(c) to receive the distribution provided in Section 8.03(c)(i) or
Section 8.03(c)(ii) may be made by each Limited Partner individually (with the result that different Limited Partners may make different elections in connection with the same transaction); and

        (g) the reference in Section 8.04(b)(iii) to the Limited Partner entering into an amendment shall be deemed to mean the election of each Limited Partner to enter into such an amendment (it being recognized that the survivor referred to in Section 8.04 may decline, pursuant to Section 8.04(b)(ii) to proceed unless all or a substantial number of the Limited Partners so elect).

     9.07. Entire Agreement; Amendments.

        (a) This Agreement, including the Schedules and the Exhibits hereto, set forth the entire understanding of all the parties hereto and this Agreement shall not be amended except by an instrument in writing executed by the Limited Partner and the General Partner. The General Partner shall promptly furnish the Limited Partner a copy of each amendment to this Agreement.


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

        (b) Anything herein to the contrary notwithstanding, each Partner hereby approves of any amendment to this Agreement and to the Certificate of Limited Partnership necessary to (i) effect the assignment of a Limited Partner's Interest or (ii) effect the admission of a substituted Limited Partner.

     9.08. Force Majeure. If any party hereto fails to fulfill its obligations hereunder as a result of an act of God or other circumstances beyond its reasonable control, including, without limitation, fire, flood, revolution, or extraordinary actions by government, such failure shall be excused for so long as such event of force majeure shall prevent such performance and for such time thereafter as is reasonably necessary to enable resumption of performance under this Agreement.

     9.09. Consent to Jurisdiction. Each party hereto (a) irrevocably submits to the non-exclusive jurisdiction of any Delaware State court or Federal court sitting in Wilmington, Delaware in any action arising out of this Agreement, and (b) consents to the service of process by certified mail, return receipt requested, sent in accordance with the notice provisions of Section 9.04. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

     9.10. Counterparts. This Agreement may be executed in more than one counterpart each of which may be executed by less than all the parties with the same effect as if the parties executed one counterpart as of the day and year first above written; provided, however, that each separate counterpart shall have been executed by the General Partner and that the several counterparts, in the aggregate, shall have been executed by all parties whose names appear on Schedule A hereto as Limited Partners.


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

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written.

                                             General Partner:

                                             AJ ONE LIMITED PARTNERSHIP
                                             By:  AJ ONE, INC.,
                                                  General Partner


                                             By:
                                                  Name:
                                                  Title:


                                             Limited Partner:

                                             YUGENKAISHA SANKYO SEKIYU


                                             By:
                                                  Name:
                                                  Title:
                                                  Address:     c/o Yugenkaisha
                                                           Ushioda Kosan,
1-5-13 Hirakawa-cho
Chiyoda-ku
Tokyo